UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HOMEBANC CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2005

To our Shareholders:

The 2005 Annual Meeting of Shareholders of HomeBanc Corp. will be held on Wednesday, May 25, 2005, at 10:00 a.m. local time at the Ballroom, Villa Christina, 4004 Summit Boulevard, Atlanta, Georgia 30319. The purposes of the annual meeting are:

(1) to elect seven directors;

(2) to approve and adopt the HomeBanc Corp. Sales Equity Incentive Plan; and

(3) to transact any other business that properly comes before the annual meeting.

All shareholders of record at the close of business on April 1, 2005 are entitled to vote at the annual meeting and any postponements and adjournments of the annual meeting.

By Order of the Board of Directors,

Charles W. McGuire

Secretary

Atlanta, Georgia

April 22, 2005

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the annual meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage paid envelope as soon as possible. If you attend the annual meeting, you may revoke the proxy and vote your shares in person.

i

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

PROXY STATEMENT

FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies to be voted at our 2005 annual meeting of shareholders, which we refer to as the “annual meeting.” Our annual meeting will be held on May 25, 2005, at 10:00 a.m. local time at the Ballroom, Villa Christina, 4004 Summit Boulevard, Atlanta, Georgia 30319. This proxy statement and proxy card are first being mailed to our shareholders on or about April 22, 2005.

MEETING & VOTING PROCEDURES

What is the purpose of the annual meeting?

At our annual meeting, our shareholders will act upon the matters outlined in the preceding notice of annual meeting and which are further described in this proxy statement. In addition, our management will report on our performance and respond to any questions from our shareholders.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of HomeBanc Corp. common stock. This proxy statement describes matters on which we would like you to vote at our annual meeting. It also provides information to you regarding these matters so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person—referred to as a “proxy”—to vote the shares of our common stock that you own. The written document providing notice of the annual meeting and describing the matters to be considered and voted upon also is called a “proxy” or a “proxy card.” Our board of directors has designated three of our executive officers as proxies for the annual meeting. These executive officers are Patrick S. Flood, Kevin D. Race and Charles W. McGuire.

Who is soliciting my proxy?

Our board of directors, which we sometimes refer to as the “board,” is soliciting your proxy to vote your shares of our common stock at the annual meeting on the proposals described in this proxy statement.

Who is entitled to vote?

Holders of our common stock on the close of business on April 1, 2005, which we refer to as the “record date,” are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

To how many votes is each share of common stock entitled?

Holders of our common stock as of the record date are entitled to one vote per share on each matter considered at the annual meeting.

How many share votes are required to be present to hold and conduct business at the annual meeting?

Shares are counted as “present” at the annual meeting if the shareholder either votes those shares in person at the annual meeting or properly has submitted a proxy in accordance with this proxy statement.

As of the record date, 56,426,117 shares of our common stock were outstanding and are entitled to vote at the annual meeting. Shares representing a majority of our issued and outstanding common stock as of the record date must be present at the annual meeting either in person or by proxy in order to hold the annual meeting and conduct business. This minimum threshold is called a “quorum.” Properly marked abstentions from voting and broker non-votes will be counted for purposes of establishing a quorum at the annual meeting.

What is the difference between a shareholder of record and a shareholder who holds common stock in “street name?”

If your shares are registered in your name, you are a shareholder of record. If your shares are registered in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

If you are a shareholder of record, you may:

•	vote by mail by simply marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided; or

•	attend the annual meeting and vote in person.

If you hold your shares in street name through a bank or broker, please refer to your proxy card or the information forwarded to you by your bank or broker to determine the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the annual meeting.

What if I want to change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting. You may do this by:

•	sending written notice of revocation to: HomeBanc Corp., Attn: Corporate Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the annual meeting.

Attendance at the annual meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the following two items:

•	to elect seven directors; and

•	to approve and adopt the HomeBanc Corp. Sales Equity Incentive Plan (the “Sales Equity Plan”).

In addition, by delivering your proxy, the appointed proxies will be entitled to vote on your behalf with respect to any other items of business that properly come before the annual meeting. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the election of the seven nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all of the seven nominees.

The vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of a director nominee as a director. In other words, the seven director nominees receiving the most votes will be elected. Shares not voted, and properly executed proxies marked “withhold authority,” will result in a nominee receiving fewer votes, but will not be treated as votes against the nominee.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, our board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote for the proposal to approve and adopt the Sales Equity Plan, and how many votes must the proposal receive to pass?

You may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

This proposal must receive the affirmative vote of a majority of the shares present and voting at the annual meeting either in person or by proxy to pass. If you abstain from voting on the proposal, your abstention will have the same effect as a vote against the proposal.

How does the board recommend that I vote on all of the items of business presented for a vote at the annual meeting?

The board recommends a vote:

•	FOR all seven nominees for director; and

•	FOR the approval and adoption of the Sales Equity Plan.

With respect to any other matters that are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matters to be presented for a vote at the annual meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with our board’s recommendations on each of the proposals described in this proxy statement.

Will my shares be voted if I do not sign and return my proxy card?

If you are a shareholder of record and you do not sign and return your proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for shareholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under New York Stock Exchange, or “NYSE,” rules to vote shares for which their customers do not provide voting instructions on “routine” matters. When a brokerage firm votes your shares on a routine matter without receiving voting instructions, these shares are counted both for purposes of establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted on the routine matter. The election of directors is a routine matter, and broker non-votes will have no impact on the outcome of this proposal.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Therefore, if you do not vote your proxy, your shares will not be voted on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. The approval and adoption of the Sales Equity Plan is a non-routine matter. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting and will have the same effect as a vote against this proposal.

Who bears the cost of this proxy solicitation?

We will pay the costs of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., or “MacKenzie Partners,” to distribute and solicit proxies. We will pay MacKenzie Partners a fee of $3,500, plus reasonable expenses, for these services.

PROPOSAL 1—ELECTION OF DIRECTORS

Currently, our board consists of eight directors, three of whom are independent directors under requirements imposed by the Securities and Exchange Commission, or “SEC,” and the NYSE. Our board may by resolution change the number of directors on the board. On April 13, 2005, our board adopted a resolution to reduce the number of directors comprising the board to seven members effective as of the annual meeting.

Four of our current directors, Mr. Edgar D. Jannotta, Jr., Mr. Kenneth D. Rardin, Mr. Daniel L. Timm and Mr. John C. “Jack” Alexander III, were not nominated to stand for re-election at the annual meeting. Messrs. Jannotta, Rardin and Timm are affiliates of GTCR Golder Rauner, L.L.C. (“GTCR”), the investment firm that financed our leveraged buyout in May 2000 and which owns 18.5% of our common stock. As a result of their relationship with GTCR, Messrs. Jannotta, Rardin and Timm are not independent directors with respect to our company under the rules of the NYSE. Mr. Alexander’s son has accepted a position with Ernst & Young LLP, with such employment to commence in September 2005. Ernst & Young LLP is our independent registered public accounting firm. Upon commencement of his son’s employment with Ernst & Young LLP, Mr. Alexander will cease to be an independent director with respect to our company under the rules of the NYSE. Accordingly, each of Messrs. Alexander, Jannotta, Rardin and Timm were not nominated by our board to stand for re-election by our shareholders at the annual meeting. We thank each of these directors for their outstanding service to the board and to our company and wish them success in their future endeavors.

There are seven nominees for our board this year, and proxies can be voted for no more than seven persons. Four of the director nominees-Messrs. Flood, Race, Austin and Jobe-are currently members of the board. Each of the seven director nominees has consented to serve as a director if elected at the annual meeting. Our directors are elected annually to serve until the next annual meeting and until their respective successors are elected. The board has nominated the individuals named below for election as directors at the annual meeting. There is no family relationship between any of the director nominees or any of our executive officers.

If, at any time prior to the annual meeting, any nominee for director should be unable to serve, or for good cause will not serve, as a director, then the shares represented by properly signed and returned proxy cards will be voted for the substitute nominee designated by the board or may be voted to reduce the number of directors comprising the board, as the board recommends. The board has no reason to believe that any substitute nominee or nominees will be required. Except as set forth above, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this proxy statement.

Information Relating to Director Nominees and Our Executive Officers

The information below provides the names, ages, positions and information regarding the business experience and occupations of our director nominees and executive officers as of March 31, 2005. Our directors serve one-year terms until their successors are elected and qualified, and, except as noted, each of our current directors has served in such position since March 2004. Our executive officers are selected by the board annually. Each of the executive officers provided below holds the title(s) listed by his or her name with each of HomeBanc Corp. and HomeBanc Mortgage Corporation (“HBMC”), except as otherwise indicated.

Nominees for Director

Patrick S. Flood, 43, is our Chairman, Chief Executive Officer and a director and has served in those capacities at HBMC since March 2000. Mr. Flood has been with HBMC and its predecessor organizations since 1985. In 1995, Mr. Flood became President of the HBMC division of First Tennessee Bank’s mortgage banking subsidiary. Mr. Flood has over 19 years of mortgage banking experience. His responsibilities include leading and supporting the executive operating committee, providing executive directives and core strategies and communicating operating plans and results to the board of directors. Mr. Flood received his Bachelor’s Degree in Communications from Winthrop University in 1985.

Kevin D. Race, 44, is our President, Chief Operating Officer, Chief Financial Officer and a director of HomeBanc Corp. Mr. Race joined HBMC as President and Chief Operating Officer in April 2002 and became a director of HBMC in April 2003, and has served in these capacities since then. Mr. Race also became the Chief Financial Officer of HomeBanc Corp. effective September 1, 2004. Prior to joining HBMC, Mr. Race served as President and Chief Operating Officer of HomeSide Lending, Inc., a mortgage servicing company located in Jacksonville Florida, from 1996 to September 2001. From 1989 to 1996, Mr. Race was President and Chief Financial Officer of Fleet Mortgage Group, another mortgage servicing company. Prior to serving as President and Chief Financial Officer of Fleet Mortgage Group, Mr. Race worked in the capital markets group of Fleet Mortgage’s parent company, Fleet Financial Group, where he was responsible for managing the mortgage-backed securities investment portfolio. In that capacity, Mr. Race also managed Fleet Financial’s non-conforming securitization transactions, and served as a member of Fleet Financial Group’s asset liability committee. From 1985 to 1989, Mr. Race worked in the investment bank subsidiary of Citicorp in New York City and was responsible for CMO/REMIC structuring, distribution and trading. Mr. Race received an Economics and Finance Degree from Trinity University in 1982. Mr. Race has been named as a defendant in a putative class action commenced in August 2003, In re National Australia Bank Securities Litigation, No. 03CV6537, which is pending in federal court in the Southern District of New York. The complaint alleges, among other things, that National Australia Bank, and its subsidiary, HomeSide Lending, their chief executive officers, Mr. Race and one other executive officer of HomeSide Lending violated the antifraud provisions of the federal securities laws relating to those companies’ valuation of mortgage servicing rights. All defendants have filed motions to dismiss the complaint, and these motions are pending.

Glenn T. Austin, Jr., 56, is a director. Mr. Austin became a director of HBMC in October 2003. Mr. Austin retired from Fannie Mae in May 2003 after 21 years of service with that company. At Fannie Mae, Mr. Austin headed the Southeastern Regional Office as Senior Vice President. Before joining Fannie Mae, Mr. Austin was with PMI Mortgage Insurance Company as a Senior Vice President in charge of field operations. Mr. Austin presently is a member of the board of directors of Triad Guaranty, Inc., a provider of mortgage-related insurance products. Mr. Austin holds a B.B.A. degree in Marketing from the University of Georgia.

Lawrence W. Hamilton, 47, is a nominee for director. Mr. Hamilton has been Senior Vice President, Human Resources, of Tech Data Corporation since 1996. He joined Tech Data in 1993 as Vice President, Human Resources. From 1985 until 1993, Mr. Hamilton held various management positions in human resources and administration with Bristol-Myers Squibb Company. Mr. Hamilton holds a bachelor’s degree in political science from Fisk University and a master’s degree in public administration from the University of Alabama. He is presently in the dissertation phase of the doctorate education (HRD) degree from The George Washington University.

Warren Y. Jobe, 64, became a director in August 2004. Mr. Jobe served as Executive Vice President at Georgia Power Company and as Senior Vice President of corporate development at the Southern Company, holding those positions from 1998 to June 2001, when he retired. From 1982 to 1998, Mr. Jobe served as Executive Vice President and Chief Financial Officer at Georgia Power. In all, he has worked for the Southern Company or one of its subsidiaries since 1971. Mr. Jobe presently is a member of the board of directors of WellPoint, Inc., a provider of health care benefits, and UniSource Energy Corporation, a holding company for gas and electric service providers, and is Chairman of the Board of Trustees of Oglethorpe University. Mr. Jobe also serves as a member of the Board of Trustees of STI Classic Funds, a family of mutual funds. Mr. Jobe holds a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill and is a graduate of the Advanced Management Program of the Harvard Business School. Mr. Jobe is a Certified Public Accountant in Georgia and North Carolina, and is a member of the Georgia Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Joel K. Manby, 45, is a nominee for director. Mr. Manby has been chief executive officer and president of Herschend Family Entertainment since 2001. Mr. Manby was chief executive officer of Greenlight.com from 2000 until 2001. From 1996 until 2000, Mr. Manby served as chief executive officer of Saab Cars, USA.

Mr. Manby holds a bachelor’s degree in economics and management from Albion College and received his M.B.A. from Harvard Business School.

Bonnie L. Phipps, 57, is a nominee for director. Ms. Phipps has been chief executive officer of Saint Joseph’s Health System since September 2002. From March 1996 until August 2002, Ms. Phipps held various executive positions with Promina Health System, Inc., including serving as president and chief executive officer from 2001 until 2002. Ms. Phipps received her bachelor’s degree in business administration and a master’s degree in professional accountancy from Georgia State University. Ms. Phipps is a Certified Public Accountant in Georgia.

Our board recommends that you vote “FOR”

each of the seven nominees above for director.

Our Executive Officers

The table below sets forth the names, ages and positions of executive officers as of March 31, 2005.

Name	Age	Title
Patrick S. Flood	43	Chairman, Chief Executive Officer and Director
Kevin D. Race	44	President, Chief Operating Officer, Chief Financial Officer of HomeBanc Corp. and Director
Robert C. Bennett	50	Executive Vice President and Chief Information Officer
William A. Cary	41	Executive Vice President and Director of Operations
Nicolas V. Chater	51	Executive Vice President, Deputy Chief Financial Officer of HomeBanc Corp., and Chief Financial Officer of HBMC
Dr. Paul Lopez	51	Executive Vice President of Business Development
Dr. Courtney R. McCashland	37	Executive Vice President of Strategic Development
Charles W. McGuire	54	Executive Vice President, General Counsel and Secretary
Dr. D. “Ike” Reighard	54	Executive Vice President and Chief People Officer
Debra F. Watkins	47	Executive Vice President of Capital Markets
Jacqueline E. Yeaney	37	Executive Vice President and Chief Marketing Officer
J. Michael Barber	38	Senior Vice President and Chief Accounting Officer
James L. Krakau	53	Senior Vice President and Treasurer
John Kubiak	43	Senior Vice President and Chief Investment Officer

Biographical information for Messrs. Flood and Race is set forth above under the caption “—Nominees for Director.” Biographical information for each of our other executive officers is set forth below.

Robert C. Bennett is an Executive Vice President and the Chief Information Officer. Mr. Bennett joined a predecessor of HBMC as Executive Vice President and Chief Information Officer in 1998, and he currently holds these positions with HBMC. His primary business responsibilities have included planning and implementing our technology strategies, including infrastructure, e-business and production fulfillment. Prior to joining HBMC’s predecessor, Mr. Bennett worked at BellSouth Corporation from 1981 to 1998, where he served in several leadership positions in the marketing and technology business units, including serving as Chief Information Officer for the Small Business Division from 1994 to 1998. He received an executive M.B.A. from Duke University in 1996 and a Bachelor’s Degree in English Literature from Ohio University in 1976.

William A. Cary is an Executive Vice President and the Director of Operations for HBMC. Mr. Cary joined HBMC in December 2002 as Senior Vice President of Operations overseeing production operations in HBMC’s

Georgia and North Carolina territories. He assumed his current role in August 2004 and was appointed Executive Vice President in January 2005. He is responsible for all store operations of HBMC, including underwriting, processing and closing. Prior to joining HBMC, Mr. Cary worked as Senior Vice President and Director of Branch Retail Operations with CitiMortgage from October 2001 until December 2002, and was First Vice President, U.S. Production Operations Manager, for HomeSide Lending from June 1998 until October 2001.

Nicolas V. Chater is an Executive Vice President and Deputy Chief Financial Officer of HomeBanc Corp. and is Chief Financial Officer of HBMC. Mr. Chater joined us in July 2004. Mr. Chater was chief financial officer of various subsidiaries of Cap Gemini Ernst & Young from 1996 until December 2003. Prior to joining Cap Gemini Ernst & Young, Mr. Chater spent ten years as joint managing director of CDC Bourse in Paris, France. Mr. Chater received a Master of Arts degree in Modern History from Oxford University in 1975.

Dr. Paul Lopez is our Executive Vice President of Business Development. Dr. Lopez assumed the role of Executive Vice President of Business Development at HBMC in 2001 and continues to serve in that capacity. His role consists of increasing sales through new and established stores and building strategic marketing alliances with builders and realtors. Prior to joining HBMC, Dr. Lopez was in field and general management at IBM, Xerox, Moore USA and LPI Enterprises from 1978 through 1999. Dr. Lopez received his doctoral degree in business administration from Louisiana Tech University in 1984 and his M.B.A. from the Queen’s University of Belfast (Ireland) in 1974.

Dr. Courtney R. McCashland became Executive Vice President of Strategic Development in March 2005. Dr. McCashland’s responsibilities include overseeing the training, internal development and assessment of all HomeBanc associates and implementing programs to measure service quality and performance. Prior to joining HBMC, Dr. McCashland was an executive vice president and chief marketing officer of TalentMine™, a division of Lydian Trust Company, from 2001 until February 2005. From October 1999 until January 2001, Dr. McCashland was executive vice president and chief marketing officer of VirtualBank, now a division of Lydian Private Bank. Dr. McCashland served as senior vice president and managing consultant for The Gallup Organization from 1993 until 1999. Dr. McCashland received a bachelor’s degree in journalism and a master’s degree in qualitative and quantitative research from the University of Nebraska-Lincoln and received a doctorate degree in behavioral sciences from the University of Southern California.

Charles W. McGuire is an Executive Vice President and our General Counsel and Secretary. Mr. McGuire joined HBMC in 2000 as General Counsel and continues to serve in that capacity. Mr. McGuire has 20 years of experience in the mortgage banking industry and provides legal representation, analysis and advice on all legal affairs for HBMC. Prior to joining HBMC, Mr. McGuire worked with First Horizon Home Loan Corporation, and its predecessors in interest, from 1984 to 2000 as its Senior Vice President, Counsel and Secretary, where he provided in-house counsel on all legal matters and contractual issues. Mr. McGuire earned his J.D. from the University of Baltimore in 1976 and a Bachelor of Science degree from St. Peter’s College in 1972.

Dr. D. “Ike” Reighard is an Executive Vice President and our Chief People Officer. Dr. Reighard joined HBMC in December 2002 as Executive Vice President and Chief People Officer and continues to serve in that capacity. His responsibilities include the recruitment, retention, training and organizational development for HBMC. Prior to joining HBMC, Dr. Reighard was a human capital management consultant for two years and was the Senior Pastor of Northstar Church in Atlanta, Georgia from January 1997 to December 2002, where he remains as Founding Pastor. He was Senior Pastor of New Hope Baptist Church in Fayetteville, Georgia from 1976 to 1996. Dr. Reighard earned a Doctor of Ministry and Master’s of Divinity from Luther Rice Seminary in 1980 and 1978, respectively, and a Bachelor’s Degree from Mercer University in 1974.

Debra F. Watkins is our Executive Vice President of Capital Markets. Ms. Watkins joined HBMC in March 2002 as the Senior Vice President of Strategic Planning and Special Projects. She assumed her current role for HBMC in July 2002 and was appointed Executive Vice President in March 2003. Her responsibilities include securitization of the held for investment assets, interest rate risk management, product development and management, post-closing operations, servicing and, until October 2003, treasury. Prior to joining HBMC, Ms. Watkins spent 18 years with HomeSide Lending, Inc. as Senior Vice President, with various responsibilities, including developing and implementing treasury and capital markets operations and directing complex strategic operational and technological projects.

Jacqueline E. Yeaney is an Executive Vice President and our Chief Marketing Officer. Ms. Yeaney joined HBMC in October 2004 as a Senior Vice President of E-Business and was appointed to her current position in February 2005. Ms. Yeaney oversees all aspects of marketing at HBMC, including strategic alliance marketing, brand management, market and customer research, advertising, public relations, field marketing, event management, and community affairs. Prior to joining HBMC, Ms. Yeaney was Managing Director, Consumer Marketing for Delta Air Lines from February 2002 until October 2004. From August 1996 until February 2002, Ms. Yeaney was a consultant for Boston Consulting Group. Ms. Yeaney was also a Captain in the U.S. Air Force where she held the highest level security clearance. Ms. Yeaney holds an M.B.A with a concentration in technology management from the Sloan School of Management at MIT in 1996 and a Bachelor of Science degree, magna cum laude, in electrical engineering from Rensselaer Polytechnic Institute in 1990.

J. Michael Barber is a Senior Vice President and our Chief Accounting Officer. Mr. Barber joined us in September 2004 and previously served as Senior Vice President/Manager of Accounting Policy and Reporting with Union Planters Corp., a bank holding company, from 2001 to August 2004. From 1987 to 2001, Mr. Barber worked with PricewaterhouseCoopers LLP, where he was a Senior Manager in that organization’s banking practice. Mr. Barber received his B.B.A. in Accounting from the University of Memphis in 1989. Mr. Barber is a Certified Public Accountant in Tennessee and is a member of the American Institute of Certified Public Accountants.

James L. Krakau is a Senior Vice President and our Treasurer. Mr. Krakau joined HBMC in 2003 as Senior Vice President and Treasurer and continues to serve in that capacity. Mr. Krakau directs the management of credit lines and maintains treasury accountability for HBMC. Prior to joining HBMC, Mr. Krakau was Senior Vice President and Treasurer of HomeSide Lending, Inc. from 1996 to 2002 and of National Americas Investment, Inc. from 2002 to 2003, where his roles consisted of managing the ownership transition and the treasury function. From 1992 to 1996, he was Vice President, Treasurer and Director of Risk Management for Fleet Mortgage. He earned his M.B.A. from the University of St. Thomas in 1984 and a Bachelor of Science degree from the University of Minnesota in 1976.

John Kubiak is a Senior Vice President and our Chief Investment Officer. Prior to joining us in October 2004, Mr. Kubiak served as Senior Vice President and Director of Capital Markets at Union Planters Corp., a bank holding company, since 2001. Prior to joining Union Planters Corp., Mr. Kubiak served for 11 years in various capacities at PNC Financial Services, a bank holding company, in Pittsburgh, Pennsylvania. Mr. Kubiak received his Bachelor of Science degree in civil engineering in 1983 and his M.B.A. in 1987, both from the University of Pittsburgh.

Agreements or Understandings for Election to the Board

In May 2004, we entered into employment agreements with each of Messrs. Flood and Race which provide, among other things, that each of them will be nominated to serve as a director on our board for three one-year terms.

CORPORATE GOVERNANCE MATTERS

Key Corporate Governance Initiatives in 2004

We have always strived to maintain the highest standards of ethics and integrity, and we have always maintained policies and procedures setting forth these standards. In July 2004, we completed our initial public offering and listed our common stock on the NYSE. Following our initial public offering, our board took the following actions in response to our obligations as a public company under the SEC and NYSE rules and regulations:

•	adopted Corporate Governance Guidelines, including director independence standards and a shareholder communications policy;

•	adopted a Code of Conduct and Ethics for all of our directors, executive officers and associates;

•	adopted a Code of Ethics for Senior Financial Officers;

•	adopted charters for each of the audit committee, the nominating and governance committee and the compensation committee of the board; and

•	adopted a whistleblower policy and procedures.

Our Corporate Governance Guidelines, Code of Ethics and Conduct, Code of Ethics for Senior Financial Officers, committee charters and whistleblower policy and procedures are all available on our website at www.homebanc.com. A copy of our audit committee charter is also included as Annex A to this proxy statement.

Board of Directors

Meetings of the Board

Our Corporate Governance Guidelines provide that each director is expected to attend all meetings of the board and committees on which such director serves and is expected to attend the annual meeting. Our board held nine meetings from our inception in March 2004 through the end of 2004 and acted by unanimous written consent on five other occasions. All directors attended at least 75% of all board and committee meetings during 2004, with the exception of Mr. Jannotta, who attended all committee meetings and 55% of board meetings during that time. Each of the board meetings that Mr. Jannotta was unable to attend was an unscheduled telephonic meeting called upon short notice and with respect to which the board waived prior notice.

Committees of the Board

From the formation of HomeBanc Corp. in March 2004 until September 2004, our board did not have any committees. As a result, all actions taken during the period were taken by the full board. In September 2004, our board constituted the following four standing committees—the audit committee, the nominating and corporate governance committee, the compensation committee and the investment and risk management committee. Membership and principal responsibilities of the board committees are described below.

Audit Committee. During 2004, our audit committee was comprised of the following members:

Members from September 9 through November 8, 2004	Members from November 8, 2004 to Present
Daniel L. Timm (Chairman)	John C. Alexander III (Chairman)
John C. Alexander III	Warren Y. Jobe
Warren Y. Jobe	Daniel L. Timm
Kenneth D. Rardin

The audit committee assists the board of directors in its general oversight of our financial reporting, internal controls and audit functions. Our adopted audit committee charter defines this committee’s primary duties, which include, among other things:

•	monitoring and assessing our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the general oversight of our internal audit function;

•	overseeing the services provided by our outside auditors and being directly responsible for the appointment, independence, qualification, compensation and oversight of our outside auditors, who report directly to the audit committee;

•	providing an open means of communication among our outside auditors, financial and senior management, our internal audit department and our board of directors;

•	resolving any disagreements between our management and our independent auditors regarding our financial reporting;

•	meeting periodically with our senior executives, internal auditors and independent auditors; and

•	preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Our audit committee charter mandates that our audit committee pre-approve, to the extent required by applicable law, all audit, audit-related, tax and other services conducted by our independent auditors. Our audit committee met five times during 2004. At each meeting, audit committee members meet privately with representatives of our independent accountants and with our chief financial officer, chief accounting officer and our internal auditors.

Our board has affirmatively determined that each member of our audit committee is financially literate. Our board has affirmatively determined that each of Messrs. Alexander, Jobe and Timm qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. As of the date of this proxy statement, two of the three members of our audit committee—Messrs. Alexander and Jobe—are independent directors, as permitted by Rule 303A promulgated by the NYSE. Effective immediately following the annual meeting, we expect that each member of our audit committee will be independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Compensation Committee. During 2004, our compensation committee was comprised of the following members:

Members from September 9 through November 8, 2004	Members from November 8, 2004 to Present
Kenneth D. Rardin (Chairman)	Warren Y. Jobe (Chairman)
John C. Alexander III	John C. Alexander III
Edgar D. Jannotta, Jr.	Glenn T. Austin, Jr.

Our adopted compensation committee charter defines the committee’s principal duties and responsibilities, which include, among other things:

•	establishing guidelines and standards for determining the compensation of our executive officers;

•	evaluating the performance of our chief executive officer;

•	reviewing our executive compensation strategy and recommending to our board of directors improvements to our compensation policies;

•	determining and approving our chief executive officer’s compensation level and reviewing and approving compensation levels for our other executive officers;

•	administering our equity-based and incentive plans; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Our compensation committee met one time during 2004. As of the date of this proxy statement, each member of our compensation committee is, and effective immediately following the annual meeting, we expect that each member will be, independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards describe below under “Director Independence.”

Nominating and Governance Committee. Since its formation in September 2004, our nominating and governance committee has been comprised of Messrs. Austin (Chairman), Jannotta and Jobe.

Our adopted nominating and corporate governance committee charter defines the committee’s principal duties and responsibilities, which include, among other things:

•	establishing and periodically reviewing minimum qualification and selection criteria to be used for screening candidates for service on our board of directors;

•	identifying and evaluating individuals qualified to become members of our board of directors and recommending director candidates for consideration by our board of directors or shareholders;

•	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors;

•	developing, establishing and periodically reviewing our corporate governance principles and guidelines; and

•	overseeing the annual evaluation of management, our board of directors and the committees of the board of directors.

Our nominating and governance committee met three times during 2004. As of the date of this proxy statement, two of the three members of our nominating and corporate governance committee—Messrs. Austin and Jobe—are independent directors, as permitted by Rule 303A promulgated by the NYSE. Effective immediately following the annual meeting, we expect that each member of our nominating and governance committee will be independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Investment and Risk Management Committee. During 2004, our investment and risk management committee was comprised of the following members:

Members from September 9 through November 8, 2004	Members from November 8, 2004 to Present
John C. Alexander III (Chairman)	John C. Alexander III (Chairman)
Glenn T. Austin, Jr.	Glenn T. Austin, Jr.
Warren Y. Jobe	Kevin D. Race
Kevin D. Race	Kenneth D. Rardin
Kenneth D. Rardin

The committee’s principal duties and responsibilities include, among other things:

•	approving our investment parameters and policies and procedures;

•	approving our asset/liability policy and other risk management policies, including policies for derivatives;

•	reviewing periodically our investment and risk positions, the general interest rate outlook and the anticipated effects of changes in interest rates on mortgage production, our product mix and our financial condition; and

•	assisting the audit committee in its risk assessment process.

The investment and risk management committee did not meet during 2004.

Director Compensation

Any member of our board of directors who is also our employee does not receive additional compensation for serving on our board of directors. Compensation for our non-employee directors is awarded under the HomeBanc Corp. 2004 Director Compensation Plan, or the “Directors’ Plan,” which provides for cash and equity compensation for our non-employee directors. The board believes that annual compensation for non-employee directors should consist of both a cash component, to compensate members for their service on the board and its committees, and a vesting equity component, to create an incentive for continued service as well as align their interests with that of our shareholders.

Cash Compensation. Under the Directors’ Plan, our non-employee directors receive an annual retainer of $50,000, payable in monthly installments. Additional annual retainers are paid to committee chairpersons and members of the audit committee as follows: chair of compensation committee: $10,000; chair of nominating and governance committee: $10,000; chair of the audit committee: $25,000; and chair of the investment and risk management committee: $10,000. We pay an additional annual fee in the amount of $5,000 to the members of our audit committee to reflect the experience and time commitment required for service on this committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. A prorated annual retainer is paid to any person who becomes a non-employee director other than on an annual meeting date, or who becomes a committee chair or a member of the audit committee on a date other than the beginning of a plan year. We also pay our non-employee directors a fee of $1,000 for personally attending a board meeting, plus reasonable reimbursement of travel expenses in connection with attending meetings of our board and its committees.

Equity Compensation. In addition to cash compensation, each non-employee director receives, upon becoming a director, an initial award of restricted stock units determined by dividing $25,000 by the fair market value of our common stock on the date of grant. On the day following each annual meeting of our shareholders, beginning with the annual meeting, each non-employee director then in office will receive an award of restricted stock units, or “RSUs,” determined by dividing $25,000 by the fair market value of our common stock on the date of grant. RSUs vest and become non-forfeitable on a prorated monthly basis over the first twelve months following the date of grant, or sooner in the event that the holder’s service as a director is terminated due to his or her death, disability, retirement or failure to be re-nominated or re-elected to the board, or if his or her service as a director is terminated without cause within two years following a change of control of our company. Vested RSUs are converted into actual shares of common stock on the day that a non-employee director ceases to serve as a director of our company. Under the terms of the Directors’ Plan, dividend equivalents on RSUs granted to our non-employee directors are converted to additional RSUs, which are subject to the same restrictions, terms and conditions as the original RSUs to which they relate. The Directors’ Plan is a sub-plan of our Amended and Restated 2004 Long-Term Incentive Plan, or “LTIP,” and all RSUs granted to our non-employee directors are granted pursuant to and are governed by the terms of such plans.

Director Independence

The board conducts annual reviews of the independence of the members of the board and its committees. In order to evaluate the independence of each director, our Board has adopted categorical standards for independence, which we refer to as our “Director Independence Standards,” and which are set forth on Annex B to this proxy statement and form a part of our corporate governance guidelines. Our corporate governance guidelines further provide that, effective as of the annual meeting, all non-management members of our board must be independent directors, as determined under our Director Independence Standards. The board has reviewed director independence for each current director and each director nominee under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the board considered all transactions and relationships between each director and director nominee and our company and its subsidiaries, affiliates, senior executives and auditors. As a result of this review, the board affirmatively determined that, effective immediately after the annual meeting, assuming the election of all seven director nominees, five of our seven directors will be independent (Messrs. Austin, Hamilton, Jobe and Manby and Ms. Phipps). As of the date of this proxy statement, our compensation committee is comprised solely of independent directors, and the audit and nominating and governance committees are comprised of a majority of independent directors, as permitted by Rule 303A promulgated by the NYSE. Effective immediately after the annual meeting, we expect that our audit committee, compensation committee and our nominating and governance committee will be comprised solely of independent directors.

Executive Sessions of Non-Management Directors

Our non-management directors meet without management present, which we refer to as meetings in “executive session,” at each regularly scheduled board meeting. In September 2004, our non-management directors designated Mr. Glenn T. Austin, Jr. to serve as the presiding non-management director of the board until his successor is duly chosen by the non-management directors in accordance with our Corporate Governance Guidelines. Mr. Austin presides over meetings of non-management directors and discusses with the chairman, to the extent appropriate, matters discussed by the non-management directors in executive session.

Shareholder Communications with the Board

Any shareholder who wishes to communicate directly with the presiding non-management director, any other director or the non-management directors as a group may do so by writing to:

HomeBanc Corp.

c/o Office of the General Counsel

2002 Summit Boulevard

Suite 100

Atlanta, GA 30319.

All communications will be compiled by our company’s secretary and submitted to the board at its next regularly scheduled meeting.

Selection of Nominees for Director

Our directors take a critical role in guiding our strategic direction and overseeing our management. Our board has delegated to the nominating and governance committee the responsibility for reviewing and recommending nominees for membership on the board. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our company and shareholders. In selecting candidates for nomination as directors, the nominating and governance committee considers such criteria as it deems appropriate, including, among other factors, such nominee’s current or recent experience as a senior executive officer, business expertise, industry experience, general ability to enhance the overall composition of the board, and subscription to our company’s values philosophy. Such standards and qualification criteria are set forth in our Corporate Governance Guidelines.

Nominees Recommended by Shareholders

Any shareholder may recommend a candidate for nomination, provided the shareholder has continuously held, for at least the one year prior to the date the nomination is submitted, at least $2,000 in market value, or 1%, of our securities entitled to vote for the election of directors, by submitting notice of such recommendation, together with the other information specified herein, in writing, to the Nominating and Governance Committee of HomeBanc Corp., c/o Secretary, HomeBanc Corp., 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319. In order to be considered by the board and the nominating and governance committee, such nominations must be received no less than 120 days and not more than 180 days prior to the anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of shareholders. However, if no annual meeting was held in the previous year, or, if the date of the next annual meeting has been changed by more than 30 calendar days from the date of the previous year’s annual meeting, such notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting is given to shareholders or made public, whichever occurs first.

Shareholder recommendations of director nominees must set forth the following information to the extent known to the recommending shareholder:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of shares of our company’s common stock beneficially owned by the proposed nominee;

•	the signed consent of the proposed nominee to being nominated and to serving as a director;

•	a description of the relationship between the proposed nominee and the shareholder making the nomination, including material interests of the shareholder in the business of the nominee;

•	a description of any arrangement or understanding between the proposed nominee and the shareholder making the nomination or any other person or persons (and the name of such other person or persons) pursuant to which the nominations are made by the shareholder making the nomination;

•	the name and address of the shareholder, as they appear on our record books;

•	the class and number of shares of our common stock beneficially owned by the shareholder making the nomination recommendation;

•	any other information required to be disclosed in solicitations of proxies for elections of directors or that is otherwise required pursuant to the SEC proxy rules;

•	a director and officer questionnaire completed by the proposed nominee; and

•	a consent that permits us to conduct background checks of the proposed nominee.

No shareholder nominee shall be eligible for election unless that person is nominated by the nominating and governance committee after compliance with these procedures.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board is responsible for ensuring that an effective compensation program is in place to provide performance-oriented incentives to management. That committee’s report on compensation is as follows:

Compensation Governance

Prior to our initial public offering in July 2004 (the “IPO”), all decisions relating to our executive officers, including the chief executive officer, were made by our board. In 2004, since compensation decisions relating to our executive officers, including our chief executive officer, were made primarily in connection with our IPO, all compensation decisions relating to annual 2004 salaries, 2004 awards under the LTIP and the 2004 retention bonuses described below were made by the full board.

Following our IPO, we established the compensation committee in September 2004 to oversee and determine all post-IPO compensation matters for our executive officers. The committee operates under a written charter adopted by our board. The compensation committee is responsible to our board and to our shareholders for determining and approving appropriate compensation for all of our executive officers, including our chief executive officer and our next five most highly compensated executive officers (the “named executive officers”). The compensation committee held one meeting in late 2004, which served primarily as an orientation for the committee regarding the compensation decisions made by our board in 2004 and provided an overview of our Amended and Restricted 2004 Long-Term Incentive Plan, or “LTIP”, which was adopted by our board in 2004. The compensation committee, as currently constituted, met five times in 2005 prior to the date of this proxy statement to, among other things, finalize 2004 annual cash bonus awards based on 2004 performance for our executive officers, including the named executive officers.

Compensation Philosophy

Our company’s compensation philosophy is based on a “pay for performance” approach. Our executive compensation structure is designed to attract and retain highly qualified executives and to motivate them to align their interests with those of our shareholders, and to maximize shareholder value, through achieving both corporate and individual objectives.

Historically, our company has evaluated our compensation practices for our executive officers and all associates against compensation survey data published by the Mortgage Bankers Association of America. In addition, in connection with our IPO, the board engaged the services of an independent compensation consulting firm to provide industry and peer company data on executive compensation. The board then analyzed this data compared to our historical compensation practices in developing our overall 2004 compensation plan for all of our employees, which we refer to as “associates,” including our executive officers. Decisions made by the board in 2004 with respect to compensation for our executive officers prior to, and in connection with, the IPO include:

•	the establishment of base salaries for our executive officers,

•	the decision to pay retention bonuses,

•	the execution of employment agreements with our chief executive officer; our president, chief operating officer and chief financial officer; and two of our other named executive officers,

•	the establishment of corporate and individual bonus objectives for 2004 for our executive officers, including our named executive officers, and

•	the approval of awards under the LTIP at the time of our IPO,

all as described below under “Components of Compensation.”

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers in that year. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. Under our LTIP, which was approved and adopted by the full board and our shareholders in June 2004, until the annual meeting of our shareholders in 2008, or until the LTIP is materially amended, awards granted under the LTIP will be exempt from the deduction limitations under Section 162(m) of the Code.

Components of Compensation

During 2004, the full board reviewed and approved the chief executive officer’s and the other executive officers’ salary, retention bonuses, and long-term incentive compensation awards made prior to, and in connection with, the IPO. In addition, in connection with our IPO, in June 2004, the board adopted the LTIP, which provides a method for granting long-term incentive compensation in addition to the annual cash and incentive compensation described above.

In 2005, the committee determined and approved 2004 annual cash bonuses for our executive officers, which was the final component of 2004 total compensation for our executive officers. In connection with its determination of 2004 annual cash bonuses for our executive officers, the committee reviewed and considered all components of compensation for our executive officers previously approved by the board during 2004. In reaching its decisions on annual cash bonuses for 2004, the committee considered the aggregate amounts and mix of all components of 2004 compensation, including outstanding equity awards under our LTIP.

Compensation decisions relating to 2004 annual cash bonuses for 2004 performance and the establishment of corporate and individual bonus criteria for our executive officers for 2005 were made as the result of a series of meetings held by the committee in January through April 2005. At the first committee meeting during 2005, the chief executive officer’s recommendations for proposed 2004 annual cash bonuses to our executive officers, including our chief executive officer, as well as a summary of all components of compensation previously approved by the full board and paid to each of our executive officers during 2004, was presented to the committee. The committee reviewed and discussed these recommendations and analyses and other information provided to the committee in the context of all the components of such executive officers’ total compensation with the chief executive officer as well as in executive session.

The specific components of our 2004 compensation structure are described below.

Base Salary. Prior to the IPO, the board determined each executive officer’s base salary based upon the competitive market for the executive officer’s services, including the executive officer’s specific responsibilities, experience and overall performance. Based upon a review of the results of a study of our compensation program conducted by independent compensation consultants at the time of our IPO, the board adjusted the base salaries of our chief executive officer, chief operating officer and other executive officers, effective as of July 1, 2004. The committee intends to review base salaries annually and may, in its sole discretion, adjust base salaries following the annual executive officer review process and a review of competitive base salary data. As of the date of this report, the committee has not made any determinations for increases in the base salaries of our executive officers, including our chief executive officer, for 2005. Changes in responsibilities also are taken into account in the review process.

Retention Cash Bonuses. Given the extraordinary efforts required of our executive officers, including our named executive officers, and certain other officers in connection with our IPO, the board entered into agreements with these officers to pay retention bonuses. Pursuant to these agreements, each recipient received a cash bonus on April 1, 2004, which vested and became non-forfeitable on June 30, 2004. The retention bonuses for our named executive officers ranged from $400,000 (paid to our chief executive officer) to $54,500.

Annual Cash Bonuses. Our company awards discretionary annual cash bonuses. These bonuses reflect the committee’s judgment related to the contribution of the individual, as well as the performance of our company as a whole. In accordance with the terms of their employment agreements, bonus targets for our chief executive officer and our president, chief operating officer and chief financial officer are set at 75% of such officers’ base compensation, and are paid in the discretion of the committee based upon the committee’s judgment of the achievement by these officers of corporate objectives and personal objectives, as described below. Bonus targets for all other executive officers are generally set at 50% of those officers’ base compensation, and are determined and paid based on similar criteria.

For 2004, corporate objectives were established by the full board based upon our corporate scorecard, which included the following key components: associate satisfaction; customer satisfaction; market share, measured in terms of the total loan production volume of HBMC; and expenses, exclusive of depreciation, one-time costs and contractual marketing expenses. Following our IPO, REIT earnings performance, measured in terms of our REIT taxable earnings, was added to the corporate objectives. In determining 2004 annual cash bonuses, the committee reviewed the company’s actual results of operations and compared these results to the corporate objectives established by the board in early 2004. The committee also considered individual performances, responsibilities, and objectives as well as each executive officer’s potential contribution to our company’s future success. For 2004, in consideration of the extraordinary efforts of our chief executive officer and our president, chief operating officer and chief financial officer in connection with our IPO and the fact that our company operated, and was evaluated based upon, a new operating strategy and business model subsequent to our IPO, annual cash bonuses for these two executive officers were recommended and determined based solely upon such officer’s assessed contributions to our overall success in 2004. The committee reviewed the corporate and, as applicable, individual objectives achieved by each executive officer and considered the recommendations of our chief executive officer in determining final annual cash bonus awards. Actual cash bonuses awarded for 2004 ranged from 75% to 100% of the target bonus amount for which each of our executives was eligible.

Long-Term Incentive Compensation. Long-term incentives are intended to align management’s interests with the long-term interests of our shareholders. In June 2004, our board adopted, and our shareholders approved, the LTIP. Under this plan, various stock-based awards may be made by the committee, including RSUs and stock appreciation rights, or “SARs”. In order to align the interests of our associates with the interests of our shareholders, the board approved broad-based awards under the LTIP in connection with our IPO to each of our associates who had at least three months of service as of the IPO. In April 2005, the committee approved a program under which each of our associates who has not otherwise received any awards under the LTIP will receive a nominal initial award under the LTIP after completion of three months of service. In July 2004, in connection with our IPO, the board awarded RSUs and SARs, each with tandem dividend equivalent rights, to each of our executive officers. The RSUs and SARs vest over a four-year period, beginning July 14, 2005, if the executive officer is still employed by us on each annual vesting date. These awards were based on the total contribution of our executive officers in connection with our IPO and the level of incentive awards that the board determined, based upon the compensation surveys previously described, were appropriate to retain and reward each executive officer for past and continued efforts to our company’s performance. As of December 31, 2004, no RSUs or SARs awarded to our executive officers, including our named executive officers, had vested.

401(k) Plan. We maintain the HomeBanc Mortgage Corporation 401(k) Retirement Plan (as amended and restated on April 1, 2005), or the “401(k) Plan”, for the benefit of all our associates, including our executive officers. Each participant in our 401(k) Plan is eligible to receive employer matching contributions. In addition, we may make profit sharing contributions to the 401(k) Plan. Our board determines the amount of any profit sharing contributions to the 401(k) Plan. Any profit sharing contribution is allocated among eligible associates in accordance with each such associate’s compensation. In April 2005, our board approved an aggregate profit sharing contribution under the 401(k) Plan for 2004, to be paid in the form of shares of our common stock purchased in the open market by the administrator of the 401(k) Plan. Each of our executive officers, including the named executive officers, is eligible to receive shares of our common stock having a fair market value of $850 in connection with the 401(k) Plan profit sharing distribution for 2004.

Compensation of our Chief Executive Officer

Compensation for Mr. Patrick S. Flood, our chief executive officer, consisted of his base salary, a retention cash bonus, and an annual cash bonus, and, except as noted below with respect to Mr. Flood’s annual cash bonus, was determined in the same manner as described above for all executive officers. Mr. Flood’s base salary is set forth in his employment agreement, as approved by the board prior to the IPO. From January 1 through June 30, 2004, Mr. Flood’s base salary under his agreement was $800,000. Beginning on July 1, 2004, Mr. Flood’s base salary increased to $875,000. The details of Mr. Flood’s employment agreement are described under “Executive Compensation—Employment Agreements” in this proxy statement. The board also awarded Mr. Flood a retention bonus of $400,000 in connection with our IPO. Under the terms of his employment agreement, Mr. Flood is eligible to receive an annual cash bonus equal to up to 75% of his base salary. In determining Mr. Flood’s 2004 annual cash bonus, the committee reviewed our company’s performance for 2004. The committee also considered our company’s performance in the context of the IPO and the related reorganization of our company in connection with the IPO, and determined that Mr. Flood’s leadership and extraordinary efforts played a significant role in the success of our company. For these reasons, in consideration of the extraordinary efforts of Mr. Flood in connection with our IPO and the fact that our company operated, and was evaluated based upon, a new operating strategy and business model subsequent to our IPO, the 2004 annual cash bonus for Mr. Flood was determined based solely upon Mr. Flood’s assessed contributions to our overall success in 2004. Based upon these objectives, the committee awarded Mr. Flood an annual cash bonus of $642,628, which was equal to 100% of the bonus for which Mr. Flood was eligible under the terms of his employment agreement.

In July 2004, in connection with our IPO, the board awarded 200,000 RSUs and 250,000 SARs to Mr. Flood under the LTIP. No further LTIP awards to Mr. Flood have been approved by the committee as of the date of this report. The committee believes that the total value of Mr. Flood’s overall compensation is commensurate with his performance for 2004.

COMPENSATION COMMITTEE

Warren Y. Jobe, Chairman

John C. Alexander III

Glenn T. Austin, Jr.

April 11, 2005

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (together, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total annual compensation earned during the fiscal years ended December 31, 2003 and 2004 by our Chief Executive Officer and our next five most highly compensated executive officers, four of whom were serving as executive officers as of December 31, 2004, whom we collectively refer to as the “named executive officers.”

Name and Principal Occupation	Year	Annual Compensation					Long-Term Compensation				All Other Compensation(4)
		Salary		Bonus(1)	Other Annual Compensation(2)		Restricted Stock Awards(3)		Securities Underlying Options/ SARs
Patrick S. Flood Chairman and Chief Executive Officer	2004 2003	$837,335 825,491	(5)	$1,042,628 —	$16,100 —		$1,630,000 —		250,000 —		$4,846 —
Kevin D. Race President, Chief Operating Officer and Chief Financial Officer of HomeBanc Corp.(6)	2004 2003	546,602 499,100	(7)	671,688 —	16,493 —		733,500 —		140,000 —		4,846 —
Steven R. McClellan Former Executive Vice President and Chief Financial Officer(8)	2004 2003	200,000 308,354		67,500 —	8,000 71,276	(9)	122,250 —	(10)	25,000 —	(10)	168,485 —	(10)
Dr. D. “Ike” Reighard Executive Vice President and Chief People Officer	2004 2003	265,655 284,250		200,508 —	18,000 —		122,250		25,000 —		4,561 —
Dr. Paul Lopez Executive Vice President of Business Development	2004 2003	262,192 279,563		204,500 —	18,000 —		122,250 —		25,000 —		4,846 —
Debra F. Watkins Executive Vice President of Capital Markets	2004 2003	211,683 175,125		213,438 150,000	6,000 —		122,250 —		25,000 —		4,846 —

(1)	Bonus amounts for 2004 reflect retention bonuses paid to the named executive officers on June 30, 2004 in connection with our initial public offering in the following amounts: Mr. Flood—$400,000; Mr. Race—$250,000; Mr. McClellan—$67,500; Dr. Reighard—$112,500; Dr. Lopez—$54,500; and Ms. Watkins—$75,000. The remainder of the bonus amounts reflects annual bonuses for 2004 performance, which were awarded by the compensation committee of our board in February 2005.
(2)	Except as described in footnote (9), Other Annual Compensation reflects the business allowance for each of the named executive officers for 2004. Business allowances are used by the named executive officers, at their discretion, for travel expenses, car allowances, and business entertainment.
(3)

Restricted stock awards consist of RSUs, which vest in four equal annual installments beginning on July 14, 2005, and convert to shares of our common stock on a one-for-one basis on the vesting date. Dividend equivalents on the RSUs granted in 2004 were converted into additional RSUs. The dollar values of the RSUs shown above are based upon a per share $8.15, the closing price of our common stock on the NYSE on July 14, 2004, which is the date of grant. The RSUs and the stock appreciation rights, or “SARs,” granted in 2004 were granted with tandem dividend equivalent rights in the form of RSUs, based on the closing price of our common stock on the last trading day before the dividend payment date. On November 30, 2004, we paid a cash dividend of $0.12 per share, and as a result, Mr. Flood received 2,667 RSUs, Mr. Race received 1,200 RSUs, and each of Drs. Reighard and Lopez and Ms. Watkins received 200 RSUs, each with respect to their existing RSUs and SARs. As of December 31, 2004 and based on a closing price of $9.68 per share on that date, Mr. Flood held 202,667 RSUs valued at $1,961,817; Mr. Race held 91,200 RSUs valued at $882,816; and Drs. Reighard and Lopez and Ms. Watkins each held 15,200 RSUs valued at $147,136.

(4)	Includes company matching contributions under the 401(k) Plan (Messrs. Flood and Race, Dr. Lopez and Ms. Watkins—$3,996 each; and Dr. Reighard—$3,711) and a profit sharing distribution under the 401(k) Plan of $850 to each of the named executive officers.
(5)	Includes $83,733 of salary that has been deferred for payment in future years.
(6)	Mr. Race became our Chief Financial Officer on September 1, 2004. He is not the Chief Financial Officer of HBMC.
(7)	Includes $25,000 of salary that has been deferred for payment in future years.
(8)	Mr. McClellan, our former Executive Vice President and Chief Financial Officer, resigned effective August 31, 2004.
(9)	Consists of country club initiation fee and dues as well as a relocation expense reimbursement of $11,036.
(10)	In connection with his resignation, Mr. McClellan forfeited all his RSUs and SARs. In 2004, Mr. McClellan received $24,737 of previously deferred compensation and $143,748 of compensation for his services as a consultant to us following his resignation.

Option/SAR Grants in Last Fiscal Year

The following table is a summary of all SARs granted to the named executive officers during the fiscal year ended December 31, 2004:

Name	SARs Granted(1)	% of Total SARs Granted to Employees in Fiscal Year	Base Price ($/Share)	Expiration Date	Potential realizable Value At Assumed Annual Rates of Stock Price Appreciation For SAR Term(2)
					5%	10%
Patrick S. Flood	250,000	19.72%	$7.50	7/14/2014	$1,180,000	$2,987,500
Kevin D. Race	140,000	11.04	7.50	7/14/2014	660,800	1,637,000
Steven R. McClellan(3)	25,000	2.00	7.50	7/14/2014	—	—
Dr. D. “Ike” Reighard	25,000	2.00	7.50	7/14/2014	118,000	298,750
Dr. Paul Lopez	25,000	2.00	7.50	7/14/2014	118,000	298,750
Debra F. Watkins	25,000	2.00	7.50	7/14/2014	118,000	298,750

(1)	The SARs were granted on July 14, 2004 with a base price equal to the initial public offering price of our common stock. Twenty-five percent of the SARs will vest on each of the first four anniversaries of the grant date.
(2)	Amounts represent hypothetical gains that could be achieved for the respective SARs at the end of the SAR term, which is ten years for all SARs listed. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the SEC and may not accurately reflect the appreciation of the price of our common stock from the grant date until the end of the SAR term. These assumptions are not intended to forecast future price appreciation of our common stock.
(3)	Mr. McClellan, our former Executive Vice President and Chief Financial Officer, resigned effective August 31, 2004. In connection with his resignation, Mr. McClellan forfeited the 25,000 SARs held by him at that time.

Fiscal Year-End SAR Values

The following table presents the value of unexercised SARs held by the named executive officers as of December 31, 2004:

	Number of Securities Underlying Unexercised SARs Held at December 31, 2004		Value of Unexercised In-the-Money SARs Held at December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick S. Flood	0	250,000	0	$545,000
Kevin D. Race	0	140,000	0	305,200
Steven R. McClellan(2)	0	0	0	0
Dr. D. “Ike” Reighard	0	25,000	0	54,500
Dr. Paul Lopez	0	25,000	0	54,500
Debra F. Watkins	0	25,000	0	54,500

(1)	Represents the fair market value of our common stock as of December 31, 2004, less the base price of the SARs.
(2)	Mr. McClellan, our former Executive Vice President and Chief Financial Officer, resigned effective August 31, 2004. In connection with his resignation, Mr. McClellan forfeited the 25,000 SARs held by him at that time.

Retention Bonus Agreements

Considering the extraordinary efforts that would be required of our named executive officers and certain other officers and the numerous changes that we would undergo because of our initial public offering and reorganization, we entered into agreements with our named executive officers and certain other officers to pay retention bonuses. Pursuant to these agreements, each recipient received a bonus on April 1, 2004 which vested and became non-forfeitable on June 30, 2004. The retention bonus amounts paid to our named executive officers were $400,000 for Mr. Flood; $250,000 for Mr. Race; $54,500 for Dr. Lopez; $67,500 for Mr. McClellan; $112,500 for Dr. Reighard; and $75,000 for Ms. Watkins. The total amount of retention bonuses for all officers as a group was $1,234,500.

Stock And Benefit Plans

Our executive officers, including our named executive officers, are eligible to participate in the stock and benefit plans described below.

Amended and Restated 2004 Long-Term Incentive Plan

The LTIP is an equity-based incentive plan that was adopted by our board of directors and approved by our shareholders in 2004. The LTIP is intended to promote our success and enhance our value by linking the personal interests of our associates, directors and consultants to those of our shareholders, and by providing such persons with an incentive for outstanding performance.

The LTIP authorizes the granting of awards to associates, officers and consultants in the following forms:

•	options to purchase shares of our common stock, which may be non-qualified stock options or incentive stock options under the Code;

•	SARs, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or common stock upon the attainment of specified performance goals;

•	restricted stock and RSUs, which are subject to restrictions on transferability and subject to forfeiture on terms set by the compensation committee;

•	dividend equivalents, which entitle the participant to payments equal to any dividends or distributions paid on the shares of common stock underlying an award; and

•	other stock-based awards in the discretion of the compensation committee, including unrestricted stock grants.

The number of shares of common stock reserved for issuance under the LTIP is 3,300,000 shares. As of December 31, 2004, we had issued 768,890 shares as RSUs and 1,244,865 shares as SARs under the LTIP, and 1,286,245 shares of common stock remained available for issuance under the LTIP. In the event that any outstanding award expires for any reason or is settled in cash, any unissued shares subject to the award will again be available for issuance under the plan. If a participant pays the exercise price of an option by delivering to us previously owned shares, only the number of shares we issue in excess of the surrendered shares will count against the plan’s share limit. Also, if the full number of shares subject to an option is not issued upon exercise for any reason (other than to satisfy a tax withholding obligation), only the net number of shares actually issued upon exercise will count against the plan’s share limit.

In the event of a corporate transaction involving us (including any stock dividend, stock split, merger, spin-off or related transaction), the share authorization limits of the LTIP will be adjusted proportionately, and the compensation committee may adjust outstanding awards to preserve their benefits or potential benefits.

The LTIP was administered by our board of directors in 2004 and is currently administered by our compensation committee. The board of directors had, and the compensation committee currently has, the authority to:

•	designate participants;

•	determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards;

•	establish, adopt or revise any rules and regulations to administer the plan; and

•	make all other decisions and determinations that may be required under the plan.

Our board may at any time administer this plan. If so, it will have all the powers of the compensation committee.

All awards must be evidenced by a written agreement with the participant, which will include the provisions specified by the compensation committee.

Under section 162(m) of the Code, a public company generally may not deduct annual compensation in excess of $1 million paid to its chief executive officer and the four next most highly compensated executive officers. Until the annual meeting of our shareholders in 2008, or until the LTIP is materially amended, if earlier, awards granted under the plan will be exempt from the deduction limits of section 162(m). In order for awards granted after the expiration of such grace period to be exempt, the plan must be amended to comply with the exemption conditions and be resubmitted for approval by our shareholders.

Unless otherwise provided in an award certificate, upon the death, disability or retirement of a participant, all of his or her outstanding awards under the LTIP will become fully vested. In addition, an award certificate or plan document may provide that all of a participant’s outstanding awards under the plan will become fully vested upon the occurrence of a specified future event, including but not limited to a change in control of our company or the participant’s employment being terminated in connection with a change in control of our company. The compensation committee may in its discretion accelerate the vesting of an award at any other time and may discriminate among participants or among awards in exercising its discretion.

Our board or the compensation committee may, at any time, terminate or amend the LTIP, but any amendment would be subject to shareholder approval if, in the reasonable judgment of the board or the compensation committee, the amendment would:

•	materially increase the number of shares available under the plan;

•	expand the types of awards available under the plan;

•	materially extend the term of the plan; or

•	otherwise constitute a material change requiring shareholder approval under applicable laws or the applicable requirements of the NYSE.

No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The compensation committee may amend or terminate outstanding awards, but those amendments may require the consent of the participant and, unless approved by our shareholders or otherwise permitted by the antidilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Substantially all of our employees, officers and directors are eligible to participate in the LTIP. Any awards under the LTIP are made at the discretion of the compensation committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups pursuant to the LTIP in the future.

Stock Appreciation Rights

Under the LTIP, we grant SARs that are settled in common stock. A SAR entitles the grantee to a payment equal to the appreciation in value of the underlying common stock over a specified time, subject to the satisfaction of vesting requirements. For example, the base price of a SAR is equal to the fair market value of one share of our common stock on the grant date. The grantee will be entitled to a payment upon exercise of the SAR equal to the excess, if any, of the fair market value of our common stock at the exercise date over the base price (the “spread”), times the number of SARs being exercised. That payment will be made in the form of common stock having a value equal to the aggregate spread on the SARs.

SARs granted under the LTIP in connection with our initial public offering were granted with tandem dividend equivalent rights in the form of RSUs that are converted to shares when the SAR is exercised. The dollar amount of any dividends will be converted to RSUs based on the stock price at the dividend payment date and such RSUs will be credited to the account of the SAR holder. When the SAR is exercised, the value of the accumulated RSUs (based on the stock price at the time of exercise) will be added to the SAR spread, and the total value (if positive) will be converted to shares of our common stock to be delivered to the grantee. We expect that awards of SARs made in 2005 will not be granted with tandem dividend equivalent rights.

Restricted Stock Units

We also grant stand-alone RSUs as incentive awards under the LTIP. RSUs represent the right to receive shares of our common stock in the future, subject to the satisfaction of vesting requirements. Until the RSUs are settled and common stock is delivered, the grantee does not own actual shares of common stock and, therefore, does not have voting rights or receive dividends. RSUs may be granted with tandem dividend equivalent rights, such that the dollar amount of any dividends would be converted to additional RSUs based on the stock price at the dividend payment date and credited to the account of the grantee. Such additional RSUs received as dividend equivalents are subject to the same forfeiture and transfer restrictions and payment terms as apply to the underlying RSUs. The RSUs granted in connection with our initial public offering were granted with tandem dividend equivalent rights in the form of RSUs. We expect that awards of RSUs made in 2005 will be granted with tandem dividend equivalent rights that will be paid in cash, and such cash awards will be subject to the same terms and conditions as the underlying RSUs to which they relate.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan that was adopted by HBMC effective as of January 1, 2003. The Deferred Compensation Plan allows a select group of management or highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. Each participating associate may elect to defer up to 75% of his or her base salary and up to 100% of his or her bonus. Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of alternatives available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump-sum or in annual installments over a certain term upon retirement, death or other termination of employment, as elected by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution.

The Deferred Compensation Plan is administered by HBMC’s board of directors. The plan may be amended or terminated at any time by HBMC’s board of directors, provided that such amendment or termination does not cancel, reduce or otherwise adversely affect the amount of benefits of any participant accrued as of the date of such amendment or termination, without the consent of the participant.

HomeBanc Mortgage Corporation 401(k) Retirement Plan

We maintain the 401(k) Plan, which is a tax-qualified, defined contribution plan subject to regulation under ERISA. Immediately upon beginning work with our company, associate participants may elect to contribute up to 15% of their total compensation to the plan on a pre-tax basis and up to 10% on an after-tax basis. The participant’s total combined pre-tax and after-tax contributions, however, may not exceed 20% of his or her compensation. Earnings include base salary and any other amounts included in gross income, including pre-tax contributions under this plan. The 401(k) Plan was approved by our board and is administered by a fiduciary committee comprised of individuals appointed by our chief executive officer, which we refer to as our “Fiduciary Committee.” Participants are eligible to receive qualified non-elective contributions and discretionary profit-sharing contributions from the employer upon their initial participation in the plan. Each year, our board, upon the recommendation of the Fiduciary Committee, may determine whether to make a discretionary profit-sharing contribution to each participant’s account. Any profit sharing distributions made after December 31, 2004 will be paid in the form of shares of our common stock purchased in the open market. Participants may only receive a profit-sharing contribution if they work more than 1,000 hours during the plan year and are employed by us on the last day of the plan year.

Eligible participants may receive employer matching contributions which are paid in the form of shares of our common stock purchased in the open market. Each pay period, the Fiduciary Committee may determine whether to declare an employer matching contribution. A participant generally vests in his employer matching contributions and profit-sharing contributions on a 4-year graded schedule.

Before a participant terminates employment, a participant’s vested pre-tax account generally is payable after age 59 1/2, in the event of a hardship, or as a loan. A participant’s vested account is also payable at termination of employment in the form of a lump sum, installment payments or annuity contracts. Participants may invest their own contributions and employer-matching contributions in various investment options offered under the plan.

Employment Agreements

We have entered into employment agreements with Messrs. Flood and Race and Drs. Reighard and Lopez that include the terms described below. We currently do not have an employment agreement with Ms. Watkins or any other of our executive officers.

Term. The named executive officers’ employment agreements are for an initial term extending until June 30, 2007, in the case of Messrs. Flood and Race, and June 30, 2006, in the case of Drs. Reighard and Lopez. Beginning on June 30, 2005, and on each June 30 thereafter, each of the agreements will be automatically extended for an additional one-year period, but either our company or the executive officer may cause the agreement to cease to extend automatically by giving notice to the other party at least 90 days prior to any June 30 renewal date.

Salary and Benefits. Under the terms of the employment agreements, each of the named executive officers is entitled to a base annual salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior management personnel. The initial annual salaries of the named executive officers are as follows: Mr. Flood-$875,000; Mr. Race-$600,000; Dr. Reighard-$275,000; and Dr. Lopez-$275,000. Each of these officers is entitled to participate in our executive bonus plan, pursuant to which he will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the compensation committee of our board of directors. For Messrs. Flood and Race, the target annual cash bonus will be no less than 75% of their annual base salary. In addition, each of the named executive officers is entitled to fringe benefits generally made available to our senior management personnel, including an automobile allowance, and in the case of Messrs. Flood and Race, the provision of a leased automobile, reimbursement of up to $5,000 per year for club dues and up to $3,000 for the cost of an annual physical examination.

Termination. The employment agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

If the executive officer is terminated without cause or resigns for good reason, he will be entitled to unpaid base salary, prorated annual bonus and accrued benefits through the termination date, plus a severance amount equal to two times his base salary and the greater of his average annual bonus earned for the two fiscal years preceding the termination or his target annual bonus for the year of termination (or 2.5 times if such termination follows within two years of a change of control, as defined therein), in the case of Messrs. Flood and Race, or one times his base salary and the greater of his average annual bonus earned for the two fiscal years preceding the termination or his target annual bonus (or 1.5 times if such termination follows within two years of a change of control), in the case of Drs. Reighard and Lopez. We will also provide the executive with (1) welfare benefit plan coverage following such termination for two years (or 2.5 years if such termination follows within two years of a change of control), in the case of Messrs. Flood and Race, or one year (or 1.5 years if such termination follows within two years of a change of control), in the case of Drs. Reighard and Lopez, and (2) outplacement services for a period of one year. In addition, if the executive officer is terminated without cause or resigns for good reason, all stock options and other equity awards will become immediately vested and exercisable.

If any of the executive officers is terminated for cause or if he resigns without good reason, he will be entitled to his accrued salary and benefits through the date of termination. If his employment is terminated by reason of his death, disability or retirement, he (or his estate, as applicable) will be entitled to his accrued salary, a prorated target bonus, and any accrued benefits and disability or retirement benefits that may apply.

Each of the employment agreements provides that the executive officer will be entitled to a tax gross-up payment from us to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants. Each named executive officer has agreed in his employment agreement not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of 24 months following the termination of his employment (or for a period of 12 months if such termination follows within two years of a change of control), in the case of Messrs. Flood and Race, or for a period of 12 months following the termination of his employment, in the case of Drs. Reighard and Lopez.

Compensation Committee Interlocks and Insider Participation

From September 22, 2004 until November 8, 2004, our compensation committee was comprised of Messrs. Rardin (Chairman), Alexander and Jannotta. Since November 8, 2004, our compensation committee has been comprised of Messrs. Jobe (Chairman), Alexander and Austin, each of whom is an independent director. None of the members of the compensation committee during fiscal year 2004 or as of the date of this proxy statement is or has been an officer or employee of our company. Further, none of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

In connection with our reorganization, HomeBanc Corp. issued 6,751,107 shares of its common stock to HBMC Holdings in exchange for all of the outstanding shares of the common stock of Abetterwayhome Corp. Prior to the closing of our initial public offering, HBMC Holdings distributed, on a pro rata basis based on the number of preferred units held, 6,101,677 shares of our common stock to the holders of HBMC Holdings’ preferred units. HBMC Holdings retained, and continues to hold, 649,430 shares of our common stock, which, if and when distributed, would be distributed, on a pro rata basis based on the number of common units held, to the holders of HBMC Holdings’ common units.

5% or Greater Shareholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock as of February 14, 2005, the SEC filing deadline for Form 13G filings reflecting beneficial ownership as of December 31, 2004. The number of shares of our common stock outstanding as of February 14, 2005 was 56,426,117.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)
GTCR Golder Rauner, L.L.C.[3,4]	10,441,123	18.5%
GTCR Partners VII, L.P.[3,5]	10,346,401	18.3%
GTCR Fund VII, L.P.[3,6]	6,134,957	10.9%
GTCR Fund VII/A, L.P.[3,7]	4,211,444	7.5%
GTCR Co-Invest, L.P.[3,8]	94,722	*
Eubel Brady & Suttman Asset Management, Inc.[9]	8,115,842	14.4%
FMR Corp.[10]	3,606,200	6.4%
Franklin Mutual Advisers, LLC[11]	3,752,774	6.7%
Wasatch Advisers, Inc.[12]	3,470,908	6.2%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Based upon these rules, HBMC Holdings and its Board of Managers may be deemed to be the beneficial owners of 649,430 shares of our common stock prior to any distribution of shares of our common stock to holders of HBMC Holdings’ common units. Although such shares of our common stock would not, under these rules and for purposes of Section 16 reporting under the Securities Exchange Act of 1934, be deemed to be beneficially owned by the holders of such common units, the table above includes such 649,430 shares of our common stock as being currently held, on a pro rata basis based upon the number of HBMC Holdings’ common units owned, by the persons in the table who own HBMC Holdings’ common units. The inclusion of shares of our common stock attributed to persons by virtue of their ownership of HBMC Holdings’ common units is for purposes of this ownership table only, and the information in this table is not necessarily indicative of beneficial ownership for any other purpose.
(2)	Percentages of shares beneficially owned were calculated by determining the total number of shares beneficially owned by a person, including the number of shares attributable to that person by virtue of such person’s ownership of HBMC Holdings’ common units, and dividing that number by the total number of shares of our common stock outstanding as of the date of this table.
(3)

GTCR Partners VII, L.P. is the general partner of GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P. GTCR Partners VII, L.P.’s general partner is GTCR Golder Rauner, L.L.C. GTCR Golder Rauner, L.L.C. also is the general partner of GTCR Co-Invest, L.P. GTCR Partners VII, L.P., as general partner of GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P., has voting and dispositive power over shares held by GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P., which it may be deemed to share with GTCR Golder Rauner, L.L.C., as general partner of GTCR Partners VII, L.P. GTCR Golder Rauner, L.L.C., as general partner of

GTCR Co-Invest, L.P., has voting and dispositive power over shares held by GTCR Co-Invest, L.P. Mr. Edgar D. Jannotta, Jr. and Daniel L. Timm, directors of HomeBanc Corp., are a Senior Principal and a Principal, respectively, of GTCR Golder Rauner, L.L.C. and may be deemed to beneficially own 10,441,123 shares of our common stock held by GTCR Fund VII, L.P., GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P., but disclaim such beneficial ownership except to the extent of their ownership interests in these three partnerships. Each of these persons may be deemed a founder or promoter of HomeBanc Corp. The address for each of GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P., GTCR Partners VII, L.P. and GTCR Golder Rauner, L.L.C. is 6100 Sears Tower, Chicago, Illinois 60606-6402.

(4)	Based on a Schedule 13D filed on July 19, 2004, GTCR Golder Rauner, L.L.C. reports that it shares voting and dispositive power over the aggregate of 10,441,123 shares of our common stock beneficially owned by GTCR Partners VII, L.P., GTCR Fund VII, L.P., GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P. Included in the shares of our common stock listed as beneficially owned by GTCR Golden Rauner, L.L.C. are 528,126 shares of our common stock attributable to GTCR Fund VII, L.P. and GTCR Co-Invest, L.P. by virtue of their ownership of HBMC Holdings’ common units.
(5)	Based on a Schedule 13D filed on July 19, 2004, GTCR Partners VII, L.P reports that it shares voting and dispositive power over the aggregate of 10,346,401 shares of our common stock beneficially owned by GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P. Included in the shares of our common stock listed as beneficially owned by GTCR Partners VII, L.P. are 523,335 shares of our common stock attributable to GTCR Fund VII, L.P. by virtue of its ownership of HBMC Holdings’ common units.
(6)	Based on a Schedule 13D filed on July 19, 2004, GTCR Fund VII, L.P. reports that, of the 6,134,957 shares of our common stock beneficially owned, it possesses sole voting and dispositive power over 5,611,622 of the shares and shared voting and dispositive power over 6,134,957 of the shares. Included in the shares of our common stock listed as beneficially owned by GTCR Fund VII, L.P. are 523,335 shares of our common stock attributable to it by virtue of its ownership of HBMC Holdings’ common units.
(7)	Based on a Schedule 13D filed on July 19, 2004, GTCR Fund VII/A, L.P. reports that, of the 4,211,444 shares of our common stock beneficially owned, it possesses sole voting and dispositive power with respect to all of these shares.
(8)	Based on a Schedule 13D filed on July 19, 2004, GTCR Co-Invest, L.P. reports that, of the 94,722 shares of our common stock beneficially owned, it possesses sole voting and dispositive power with respect to 89,931 of these shares and shared voting and dispositive power with respect to 94,722 of the shares. Included in the shares of our common stock listed as beneficially owned by GTCR Co-Invest, L.P. are 4,791 shares of our common stock attributable to it by virtue of its ownership of HBMC Holdings’ common units.
(9)	Based on Amendment No. 1 to Schedule 13G filed on February 14, 2005, Eubel Brady & Suttman Asset Management, Inc. reports that, as of December 31, 2004, it shares voting and dispositive power over 8,070,042 shares of our common stock beneficially owned with each of Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgrieve as a result of these persons’ ownership in and positions with Eubel Brady & Suttman Asset Management, Inc. and other affiliated entities. Each of Messrs. Eubel, Brady, Suttman, Hazel and Holtgrieve reports shared voting and dispositive power with respect to 8,110,042 shares of our common stock, which includes the shares beneficially owned by Eubel Brady & Suttman Asset Management, Inc. as well as shares beneficially owned by EBS Partners, LP. In addition, Mr. Eubel reports that he has sole voting and dispositive power with respect to 50 shares of our common stock. Mr. Suttman reports that he has sole voting and dispositive power with respect to 5,800 shares of our common stock. The address of each of the foregoing persons is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.
(10)

Based on Amendment No. 1 to Schedule 13G filed on February 14, 2005, FMR Corp. reports that, as of December 31, 2004, of the 3,606,200 shares of our common stock beneficially owned, it possesses sole voting power with respect to 234,500 of these shares and sole dispositive power with respect to 3,606,200 of the shares. According to Amendment No. 1 to the Schedule 13G filed by FMR Corp., Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 3,371,700 shares of our common stock listed as beneficially owned by FMR Corp. as a result of acting as investment adviser to various investment funds. Through FMR Corp.’s ownership of Fidelity Management & Research and the various investment funds, FMR Corp. has the sole power to dispose of the 3,371,700 beneficially owned by these entities. Voting power with respect to these 3,371,700 shares of our common stock resides solely with the boards of trustees of the various funds. According to Amendment No. 1 to the Schedule 13G, 193,500 of the 3,606,200 shares are beneficially owned by Fidelity Management Trust Company, a wholly owned bank subsidiary of FMR Corp., as a result of the bank’s serving as investment manager of certain institutional accounts. FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive and voting power with respect to these 193,500 shares of our common stock. Pursuant to Amendment No. 1 to the Schedule 13G, 41,000 of the 3,606,200 shares are beneficially owned by Fidelity International Limited, formerly a wholly owned bank subsidiary of FMR Corp. but currently an independent entity from FMR Corp. FMR Corp. has included the 41,000 shares on a voluntary basis in its Amendment No. 1 to the Schedule 13G, as if all of the shares are beneficially owned by FMR Corp. and Fidelity International Limited on a joint basis. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	Based on a Schedule 13G filed on February 11, 2005, Franklin Mutual Advisers, LLC, formerly Franklin Mutual Advisers, Inc. (“FMA”) reports that, as of December 31, 2004, it possesses sole voting and dispositive power with respect to the 3,752,774 shares reported as beneficially owned. FMA is an indirect wholly owned subsidiary of Franklin Resources, Inc. The address of FMA is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.
(12)	Based on a Schedule 13G filed on February 14, 2005, Wasatch Advisors, Inc. (“Wasatch”) reports that, as of December 31, 2004, it possesses sole voting and dispositive power with respect to the 3,470,908 shares reported as beneficially owned. The address of Wasatch is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

Directors and Executive Officers

The following table sets forth information as of April 1, 2005 with respect to the beneficial ownership of common stock by each of our directors, by each of our executive officers named in the summary compensation table herein, and by all of our directors and executive officers as a group. In general, beneficial ownership includes those shares a director or executive officer has the sole power to vote or transfer, except as otherwise noted, and stock options that are exercisable currently or within 60 days. Directors and executive officers also have interests in stock-based units under our plans, which are included below as they represent the total economic interest of the directors and executive officers in our common stock.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)	Components of Beneficial Ownership
			Common Stock Beneficially Owned(3)	Right to Acquire Within 60 Days(4)
Patrick S. Flood[5,6]	61,046	*	61,046	—
Kevin D. Race[5,7]	24,418	*	24,418	—
Glenn T. Austin, Jr.[5,8]	14,095	*	13,521	574
Edgar D. Jannotta, Jr.[5,9]	2,868	*	2,294	574
Kenneth D. Rardin[5,10]	7,568	*	6,994	574
Daniel L. Timm[3,11]	2,868	*	2,294	574
Warren Y. Jobe[5,12]	2,358	*	1,834	524
John C. Alexander, III[5,13]	2,061	*	1,803	258
Debra F. Watkins[5,14]	9,509	*	9,509	—
Dr. Paul Lopez[5,15]	18,452	*	18,452	—
Dr. Dwight “Ike” Reighard[5,16]	2,833	*	2,833	—

All executive officers and directors as a group (20 persons)	173,558	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Based upon these rules, HBMC Holdings and its Board of Managers may be deemed to be the beneficial owners of 649,430 shares of our common stock prior to any distribution of shares of our common stock to holders of HBMC Holdings’ common units. Although such shares of our common stock would not, under these rules and for purposes of Section 16 reporting under the Securities Exchange Act of 1934, be deemed to be beneficially owned by the holders of such common units, the table above includes such 649,430 shares of our common stock as being currently held, on a pro rata basis based upon the number of HBMC Holdings’ common units owned, by the persons in the table who own HBMC Holdings’ common units. Shares of our common stock issuable upon settlement or exercise of RSUs and SARs are deemed to be beneficially owned by their holders for Section 16 reporting purposes only if the RSUs or SARs have vested or will vest within 60 days. Therefore, only those shares issuable upon settlement or exercise of RSUs or SARs that have vested or will vest within 60 days of the date of this table are included in the table above as being beneficially owned by a person. The remaining shares issuable upon settlement or exercise of SARs and RSUs, and the vesting dates of those SARS and RSUs, are described in the following footnotes. The inclusion of shares of our common stock attributed to persons by virtue of their ownership of HBMC Holdings’ common units and the disclosure of shares issuable upon settlement or exercise of SARs and RSUs that will not vest within 60 days of this table is for purposes of this ownership table only, and the information in this table is not necessarily indicative of beneficial ownership for any other purpose.
(2)	Percentages of shares beneficially owned were calculated by determining the total number of shares beneficially owned by a person, including all RSUs and SARs that have vested or that will vest within 60 days of the date of this table and including the number of shares attributable to that person by virtue of such person’s ownership of HBMC Holdings’ common units, and dividing that number by the total number of shares of our common stock outstanding, including only that person’s RSUs and SARs that have vested or that will vest within 60 days of the date of this table.
(3)	Beneficial ownership includes the shares of our common stock as being currently held, on a pro rata basis based upon the number of HBMC Holdings’ common units owned, by the persons in the table who own HBMC Holdings’ common units. Also includes shares of our common stock issuable upon settlement or exercise of RSUs and SARs if the RSUs or SARs have vested as of the date of the table.
(4)	Number of shares issuable upon settlement of SARs or RSUs for such individual from the date of the table to within 60 days of the date of this table.
(5)	The address of the beneficial owner is 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319.
(6)	Chairman, Chief Executive Officer and a Director. The shares beneficially owned by Mr. Patrick S. Flood include (i) 10,735 shares directly owned by Mr. Flood, (ii) 45,779 shares attributable to Mr. Flood by virtue of his ownership of HBMC Holdings’ common units, and (iii) 4,532 shares owned by The Flood Family Limited Partnership, LLLP, of which Mr. Flood and his wife, Lisa M. Flood, are the general partners. Generation-skipping trusts for the benefit of Mr. and Mrs. Flood’s two children collectively hold a 99.0% limited partnership interest in The Flood Family Limited Partnership, LLLP. Mr. Flood also owns the following securities, which are not reflected in the table above: (i) 206,388 RSUs, 25% of which will vest each year beginning on July 14, 2005, and (ii) 250,000 SARs (with attached dividend equivalent rights), 25% of which will vest each year beginning on July 14, 2005.
(7)	President, Chief Operating Officer, Chief Financial Officer of HomeBanc Corp. and a Director. The shares beneficially owned by Mr. Kevin D. Race include (i) 12,107 shares directly owned by Mr. Race, (ii) 9,252 shares attributable to Mr. Race by virtue of his ownership of HBMC Holdings’ common units, and (iii) 3,059 shares owned by The Race Family Limited Partnership, LLLP, of which Mr. Race and his wife, Nancy E. Race, are the general partners. Generation skipping trusts for the benefit of Mr. and Mrs. Race’s three children collectively hold a 99.0% limited partnership interest in The Race Family Limited Partnership, LLLP. Mr. Race also owns the following securities, which are not reflected in the table above: (i) 92,875 RSUs, 25% of which will vest each year beginning on July 14, 2005, and (ii) 140,000 SARs
(with attached dividend equivalent rights), 25% of which will vest each year beginning on July 14, 2005.

(8)	Director. The shares beneficially owned by Mr. Glenn T. Austin, Jr. include (i) 5,000 shares purchased by his wife, Cheryle F. Austin, (ii) 2,000 shares purchased by his son, Glenn T. Austin, III, (iii) 2,000 shares purchased by his daughter, Jill K. Austin, (iv) 2,000 shares purchased by his mother, Mary W. Austin, (v) 227 shares attributable to Mr. Austin by virtue of his ownership of HBMC Holdings’ common units, and (vi) 2,868 shares issuable to Mr. Austin upon settlement of RSUs within 60 days of the date of this table. Mr. Austin disclaims beneficial ownership of the 2,000 shares purchased by his son, the 2,000 shares purchased by his daughter and the 2,000 shares purchased by his mother. Mr. Austin also owns 574 unvested RSUs, which are not reflected in the table above.
(9)	Director. All 2,868 shares beneficially owned by Mr. Edgar D. Jannotta, Jr. are issuable to Mr. Jannotta upon settlement of RSUs. Mr. Jannotta also owns 574 unvested RSUs, which are not reflected in the table above.
(10)	Director. The shares beneficially owned by Mr. Kenneth D. Rardin include (i) 3,000 shares purchased by his wife, Eileen Rardin, (ii) 1,700 shares attributable to Mr. Rardin by virtue of his ownership of HBMC Holdings’ common units, and (iii) 2,868 shares issuable to Mr. Rardin upon settlement of RSUs within 60 days of the date of this table. Mr. Rardin also owns 574 unvested RSUs, which are not reflected in the table above.
(11)	Director. All 2,868 shares beneficially owned by Mr. Daniel L. Timm are issuable to Mr. Timm upon settlement of RSUs. Mr. Timm also owns 574 unvested RSUs, which are not reflected in the table above.
(12)	Director. All 2,358 shares beneficially owned by Mr. Warren Y. Jobe are issuable to Mr. Jobe upon settlement of RSUs within 60 days of this table. Mr. Jobe also owns 786 unvested RSUs, which are not reflected in the table above.
(13)	Director. All 2,061 shares beneficially owned by Mr. John C. Alexander, III are issuable to Mr. Alexander upon settlement of RSUs within 60 days of this table. Mr. Alexander also owns 1,030 unvested RSUs, which are not reflected in the table above.
(14)	Executive Vice President of Capital Markets. The shares beneficially owned by Ms. Debra F. Watkins include (i) 7,583 shares directly owned by Ms. Watkins and (ii) 1,926 shares attributable to Ms. Watkins by virtue of her ownership of HBMC Holdings’ common units. Ms. Watkins also owns the following securities, which are not reflected in the table above: (i) 15,480 RSUs, 25% of which will vest each year beginning on July 14, 2005, and (ii) 25,000 SARs (with attached dividend equivalent rights), 25% of which will vest each year beginning on July 14, 2005.
(15)	Executive Vice President of Business Development. The shares beneficially owned by Dr. Paul Lopez include (i) 15,166 shares directly owned by Dr. Lopez and (ii) 3,286 shares attributable to Dr. Lopez by virtue of his ownership of HBMC Holdings’ common units. Dr. Lopez also owns the following securities, which are not reflected in the table above: (i) 15,480 RSUs, 25% of which will vest each year beginning on July 14, 2005, and (ii) 25,000 SARs (with attached dividend equivalent rights), 25% of which will vest each year beginning on July 14, 2005.
(16)	Executive Vice President and Chief People Officer. All 2,833 of the shares beneficially owned by Dr. Dwight “Ike” Reighard are attributable to Dr. Reighard by virtue of his ownership of HBMC Holdings’ common units. Dr. Reighard also owns the following securities, which are not reflected in the table above: (i) 15,480 RSUs, 25% of which will vest each year beginning on July 14, 2005, and (ii) 25,000 SARs (with attached dividend equivalent rights), 25% of which will vest each year beginning on July 14, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our directors and officers, and the directors and officers of our subsidiaries, as well as some of the business organizations and individuals associated with those directors and officers, have been customers of HBMC and have had, and may continue to have, mortgage loans with HBMC in the ordinary course of business. These mortgage banking relationships include mortgage loans that were made on substantially the same terms, including interest rates, repayment terms and collateral, as those terms prevailing at the time for comparable mortgage banking transactions with other unrelated persons. These transactions did not and do not involve any greater than normal risk of collectibility or other unfavorable terms or features. Since December 31, 2003, we originated an aggregate of $1.1 million of loans to our directors, executive officers, 5% or greater shareholders and their family members as shown below. All such loans had been repaid or sold to third parties as of December 31, 2004, except for the second-lien mortgage loan to Mr. and Mrs. J. Michael Barber. As of March 31, 2005, the amount outstanding under the second-lien mortgage loan to Mr. and Mrs. Barber was $121,500, and the entire balance of this loan was repaid in April 2005.

Name:	Relationship:	Date of Loan:	Loan Purpose:	Transaction Type:	Greatest Principal Balance since Inception:	Starting Interest Rate/Type of Loan:
Barber, J. Michael and Dawn C.	Senior Vice President and Chief Accounting Officer and Spouse	09/17/2004	Home Loan	Purchase— Primary Residence	$450,000	5.875% fixed
Barber, J. Michael and Dawn C.	Senior Vice President and Chief Accounting Officer and Spouse	09/15/2004	Home Loan	Purchase—Primary Residence Second-lien Loan	$121,500	5.125% fixed
Cost, Michael and Lisa	Stacey B. Cost’s Brother-in-Law and Spouse(1)	05/31/2004	Home Loan	Purchase— Primary Residence	$468,000	3.00% 6 month interest-only adjustable
Cost, Michael and Lisa	Stacey B. Cost’s Brother-in-Law and Spouse(1)	05/31/2004	Home Loan	HELOC Second—Primary Residence	$58,500	3.50% second mortgage loan

(1)	Ms. Stacey B. Cost resigned as the Executive Vice President and Chief Marketing Officer of HomeBanc Corp. effective October 15, 2004.

Two of our directors, Messrs. Jannotta and Timm, are a Senior Principal and Principal, respectively, with GTCR. Prior to our initial public offering, GTCR was the majority owner of HBMC Holdings, and as part of its investment in HBMC, we agreed to pay a monthly management fee of $8,333 for management, advice and consulting, including attendance by GTCR representatives at our board meetings, and strategic, operating and financial advice to HBMC. We used approximately $425,000 of the net proceeds from our initial public offering to pay all outstanding accrued management consulting fees due to GTCR. As the result of our initial public offering and our related reorganization, GTCR no longer holds a majority interest of our organization, and we no longer accrue or pay any management fees to GTCR.

In 2003, in connection with Mr. Race’s relocation to Atlanta to join HBMC as its President and Chief Operating Officer, we agreed to purchase his residence in Jacksonville, Florida. We paid $1,700,000 for the residence, based on two independent appraisals. In April 2004, we sold the house for $1,450,000, and realized a loss of $250,000. In addition to the loss on the house, we estimate we paid $175,000 of other costs associated with this transaction, including real estate brokerage fees.

In our initial public offering, we offered and sold directly to GTCR Fund VII/A, L.P. an aggregate of 4,250,000 shares of our common stock at $7.02 per share, the same price at which the underwriters purchased shares from us in that offering.

GTCR has piggyback registration rights to register 10,441,123 shares of our common stock, including all shares received by HBMC Holdings in connection with our reorganization and which are distributed to GTCR, and the 4,250,000 shares of our common stock purchased by GTCR Fund VII/A, L.P. in our initial public offering, for offer and sale in connection with specified types of registered public offerings by us. These rights are not exercisable in connection with registration statements filed with respect to equity-based compensation plans, direct investment and dividend reinvestment plans, and shares issuable in acquisitions.

Mr. Steven R. McClellan, our former Executive Vice President Chief Financial Officer, resigned effective August 31, 2004. Mr. McClellan served as a consultant to us through December 31, 2004 during which time he received approximately $36,000 per month for his services. He continues to receive monthly severance payments of approximately $36,000 through December 31, 2005.

Prior to joining HBMC in March 2005, one of our executive vice presidents, Dr. Courtney R. McCashland, was chief executive officer of TalentMine™, a division of Lydian Trust Company. Dr. McCashland also owned a 20% equity interest in TalentMine. Beginning in 2003 and 2004, HBMC engaged TalentMine to assist in the development of our online assessment and development tools for recruiting and evaluating associates and leased from TalentMine certain custom-developed software components used to develop HBMC’s internal recruiting tools. In 2004, HBMC amended the existing software lease agreement to become a purchase agreement for these components. The total consideration for the purchase of the components was $297,800 payable in four quarterly installments during 2005. HBMC also agreed to pay TalentMine a monthly retainer of $12,300 for hardware and software support and maintenance services during 2005 to assist in the transition from a leasing arrangement to ownership of the software components. HBMC paid TalentMine an aggregate of $371,700 in 2004. In connection with her employment with us, Dr. McCashland agreed in writing to sell her equity interest in TalentMine as soon as practicable, and the sale was completed in April 2005. We do not expect to enter into any additional relationships with TalentMine.

COMPARISON OF CUMULATIVE TOTAL RETURNS

The following table compares cumulative total returns on our common stock and the indicated indexes assuming an investment of $100 on July 13, 2004, the date our common stock was first publicly traded, including the reinvestment of all dividends.

Date	HMB	NAREIT Mortgage REIT Index	Peer Group Index (1)
July 13, 2004	$100.00	$100.00	$100.00
December 31, 2004	$133.13	$118.70	$128.43

(1)	Peer group consists of American Home Mortgage Corp.; Impac Mortgage Holdings, Inc.; MortgageIT Holdings, Inc.; New York Mortgage Trust, Inc.; and Thornburg Mortgage, Inc.

The stock performance graph is not and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2—APPROVAL AND ADOPTION OF THE SALES EQUITY PLAN

We are asking for your approval and adoption of the HomeBanc Corp. Sales Equity Incentive Plan, which we refer to as the “Sales Equity Plan.” Based on the recommendation of our compensation committee, our board on April 13, 2005 determined that it is in our best interests and the best interests of our shareholders to approve and adopt the Sales Equity Plan as described in this proxy statement, subject to shareholder approval at the annual meeting. The Sales Equity Plan will become effective as of the date it is approved by the affirmative vote of holders of a majority of the shares voting at the annual meeting.

As of April 1, 2005, we had 468 associates employed as mortgage bankers eligible to participate in the Sales Equity Plan.

A summary of the Sales Equity Plan is set forth below. This summary is qualified in its entirety by the full text of the Sales Equity Plan, which is attached to this Proxy Statement as Annex C.

Summary of the Plan

Purpose. The purpose of the Sales Equity Plan is to promote our success by linking the personal interests of the mortgage bankers employed by us to those of our shareholders, and by providing such persons with an incentive for maximizing loan revenue. The Sales Equity Plan provides that a portion of each participants’ earned commissions will be payable in shares of restricted stock.

Shares Available for Awards. Subject to adjustment as described in the Sales Equity Plan, the aggregate number of shares of our common stock reserved and available for issuance under the Sales Equity Plan is 1,300,000. All shares of our common stock issued under the Sales Equity Plan will be purchased on the open market. No treasury shares or newly-issued shares will be awarded under the Sales Equity Plan.

Administration. The Sales Equity Plan will be administered by the administrator, which will be comprised of a committee of officers appointed by our chief executive officer. The administrator will have the authority to designate participants; determine the terms and conditions of restricted stock earned under the Sales Equity Plan; determine whether, to what extent, and under what circumstances restricted stock awards may be canceled, forfeited, or surrendered; establish, adopt or revise any rules and regulations as it may deem advisable to administer the Sales Equity Plan; and make all other decisions and determinations that may be required under the Sales Equity Plan. Our board or our compensation committee may at any time administer the Sales Equity Plan. If it does so, our board or the compensation committee will assume all of the powers of the administrator under the Sales Equity Plan.

Restricted Stock Awards. Participants may earn restricted stock awards based on a percentage of their loan production during each service period. Unless otherwise specified by the administrator, service periods will be the 3-month periods beginning January 1, April 1, July 1, and October 1 of each year, beginning January 1, 2005 (subject to shareholder approval of the Sales Equity Plan). The number of shares of restricted stock earned by a participant for a service period will be based on a sliding-scale percentage of the participant’s aggregate loan production for a service period. The formula for determining the number of shares earned may be changed from time to time by the compensation committee.

All of the shares of restricted stock which are issued in a calendar year will vest (become non-forfeitable) as to 25% of such shares on December 31 of the year in which they are granted, and 25% of such shares on December 31 of the next three years, provided that the participant remains employed by us. Unless otherwise determined by the administrator, upon the participant’s termination of employment during the applicable restriction period for any reason other than death, disability, or a termination by us without cause within two years after a change in control of HomeBanc Corp., the participant will forfeit his or her restricted stock.

Limitations on Transfer; Beneficiaries. No unvested award will be assignable or transferable by a participant. No right or interest of a participant in any unvested award may be pledged, encumbered, or hypothecated to or in favor of any party other than us or an affiliate, or may be subject to any lien, obligation, or liability of such participant to any other party other than us or an affiliate. A participant may, in the manner determined by the administrator, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. If a participant’s employment terminates by reason of death or disability, all restrictions on his or her outstanding awards will lapse. If a participant’s employment is terminated by us without cause within two years after a change in control of HomeBanc Corp., all vesting restrictions on his or her outstanding awards will lapse. In addition, the administrator may in its sole discretion at any time determine that, upon a participant’s termination of employment for any reason or upon the occurrence of a change in control, all or some of the restrictions on all or a portion of such participant’s outstanding awards will lapse, in each case, as of such date as the administrator may, in its sole discretion, declare. The administrator may discriminate among participants in exercising such discretion.

Adjustments. In the event of a stock split, a dividend payable in shares of our common stock, or a combination or consolidation of our common stock into a lesser number of shares, the share authorization limits under the Sales Equity Plan will automatically be adjusted proportionately, and the shares of our common stock then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If we are involved in another corporate transaction or event that affects our common stock, including, but not limited to, an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the Sales Equity Plan will be adjusted proportionately, and the administrator may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment. The Sales Equity Plan will terminate by its terms on April 12, 2015. The board of directors or the compensation committee may, at any time and from time to time, terminate or amend the Sales Equity Plan, but if an amendment to the Sales Equity Plan would materially increase the number of shares of stock issuable under the Sales Equity Plan, expand the types of awards provided under the Sales Equity Plan, materially expand the class of participants eligible to participate in the Sales Equity Plan, materially extend the term of the Sales Equity Plan or otherwise constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, the board of directors or the compensation committee may condition any amendment on the approval the shareholders for any other reason.

Federal Tax Effects of Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Benefits to Associates

No awards will be granted under the Sales Equity Plan unless shareholders approve the Sales Equity Plan at the annual meeting. Awards to mortgage bankers will be based on a percentage of their future loan production. Therefore, it is not presently possible to determine the benefits or amounts that will be received by the mortgage bankers pursuant to the Sales Equity Plan in the future. None of our executive officers or directors is eligible to participate in the Sales Equity Plan.

Our board recommends that you vote “FOR” approval and adoption of the Sales Equity Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under our equity compensation plans at December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Column B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by security holders (1)	2,007,254	$7.59	1,292,746
Equity compensation plans not approved by security holders	0	0	0

(1)	Consists solely of the LTIP, which is described under “Executive Compensation—Stock and Benefit Plans—Amended and Restated 2004 Long-Term Incentive Plan” in this proxy statement. As of December 31, 2004, we did not have any other plans pursuant to which equity awards are granted.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter which was adopted in September 2004. The full text of the charter is attached to this proxy statement as Annex A. It is also available on our website at www.homebanc.com.

Management has primary responsibility for financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. Management has represented to the Audit Committee that our 2004 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principals, its judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board, United States, rules of the SEC and other applicable regulations. The Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP their independence from us and our management, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with PricewaterhouseCoopers LLP, who served as our internal auditors, and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with Ernst & Young LLP, with and without management present, to discuss the results of their examination, their evaluations of our internal control, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board that the audited consolidated financial statements and related schedules be included in our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

AUDIT COMMITTEE

John C. Alexander III, Chairman

Warren Y. Jobe

Daniel L. Timm

April 13, 2005

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary of Fees to Independent Registered Public Accountants for Fiscal 2003 and 2004

Ernst & Young LLP served as our and our predecessors’ independent registered public accountants during fiscal years 2003 and 2004. Aggregate fees billed to us for fiscal years 2003 and 2004 by Ernst & Young LLP were as follows:

	Fiscal Year
	2003	2004
Audit Fees(1)	$977,475	$1,004,380
Audit-Related Fees(2)	22,042	64,416
Tax Fees(3)	99,794	18,594
All Other Fees	—	—

Total Fees	$1,099,311	$1,087,390

(1)	Audit fees include audit of our consolidated financial statements; consents and “comfort letters” for SEC filings; statutory audit of HBMC; and selected consultations with management.
(2)	Audit-related fees include agreed-upon procedure engagements; audit of our 401(k) Plan; consultations with management on securitization transactions; and other audit-related services.
(3)	Tax fees include federal and state tax compliance and planning.

The audit committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence and concluded that the provision of such non-audit services was permissible. Representatives of Ernst & Young LLP will be present at the annual meeting, and they will have the opportunity to answer any appropriate questions from shareholders and to make a statement if they desire to do so.

Pre-Approval of Audit and Non-Permissible Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by our independent auditors. Our audit committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (1) would create a mutual or conflicting interest between the independent auditors and us, (2) would place the independent auditors in the position of auditing its own work, (3) would result in the independent auditors acting in the role of management or as an employee of ours, or (4) would place the independent auditors in a position of acting as an advocate for us. Additionally, the audit committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with our business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided, and are generally subject to a budget or dollar limit. Individual engagements that are anticipated to exceed any pre-established thresholds must be separately approved.

OTHER MATTERS

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting in addition to those items referred to above. If any other matter is properly brought before the annual meeting for action by our shareholders, proxies in the enclosed form returned to the company will be voted in accordance with the recommendation by the board of directors or, in the absence of any recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT ON FORM 10-K

A copy of our 2004 Annual Report on Form 10-K accompanies this proxy statement. You may request another free copy of the 2004 Annual Report on Form 10-K from:

HomeBanc Corp.

Attn: Investor Relations

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

We will furnish to you at no charge any exhibit to the 2004 Annual Report on Form 10-K that you specifically request. Our 2004 Annual Report on Form 10-K is also available on our website at www.homebanc.com. We are not incorporating the information on our website into this proxy statement, and our website and the information appearing on our website are not included in, and are not part of, this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our common stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year. Based upon information supplied to us, we believe that the following matters should be reported:

•	The initial Form 4s filed for each of Glenn T. Austin, Jr. and Kenneth D. Rardin, two of our directors, and James Krakau, our treasurer, inadvertently failed to report shares of our common stock purchased by them or their affiliates in our initial public offering; and

•	Mr. Krakau’s initial Form 4 was inadvertently filed one day late due to a technical error.

FINANCIAL STATEMENTS

Our annual report for the year ended December 31, 2004, including audited financial statements, is being mailed together with this proxy statement. The annual report to shareholders does not form any part of the materials for solicitation of proxies.

SHAREHOLDER PROPOSALS FOR

2006 ANNUAL MEETING OF SHAREHOLDERS

Shareholder interested in submitting a proposal for inclusion in the proxy materials for the 2006 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than December 23, 2005. Shareholder proposals should be submitted to HomeBanc Corp., c/o Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319.

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the annual meeting or otherwise properly brought before the annual meeting by or at the director of the board or by a shareholder who has delivered written notice to our Secretary containing certain information specified in our bylaws not later than December 23, 2005 and not earlier than October 24, 2005. You can obtain a copy of our bylaws from our Secretary. In addition, any shareholder wishing to submit a nominee for director must comply with the procedures for such a nomination set forth in our Corporate Governance Guidelines, which are described in this proxy statement under “Corporate Governance Matters—Nominees Recommended by Shareholders.” These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to HomeBanc Corp., c/o Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319 or by calling our Investor Relations department at (404) 459-7400.

Annex A

HOMEBANC CORP.

AUDIT COMMITTEE CHARTER

I. Purposes

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of HomeBanc Corp. and its subsidiaries (the “Company”) to assist the Board in overseeing the Company’s financial reporting processes. The Committee’s primary duties and responsibilities are to:

•	Assist the Board’s oversight of, and monitor, the Company’s accounting and financial reporting process and the integrity of the Company’s financial statements;

•	Monitor the Company’s systems of internal controls regarding finance and accounting;

•	Assist the Board’s oversight of, and monitor, the Company’s compliance with legal and regulatory requirements;

•	Assist the Board’s oversight of, and monitor, the independence, qualifications and performance of any public accounting firm(s) engaged to issue an audit report or perform other audit, review or attest services (such firm(s) are referred to herein as the Company’s “independent auditors”);

•	Assist the Board’s oversight of, and monitor the performance of the Company’s internal auditors;

•	Facilitate communication among the Company’s independent auditors, the Company’s management, the Company’s internal auditors and the Board;

•	Assist the Board’s oversight of, and monitor compliance with, the Company’s policies and practices governing the risks associated with the management of the Company’s assets and liabilities, including risk assessment and risk management; and

•	Oversee the actions of the Company’s management in implementing the Company’s risk management policies.

The Committee shall also be responsible for preparing a report for inclusion in the Company’s annual proxy statement, as required under the rules of the Securities and Exchange Commission (the “SEC”). The Committee shall annually evaluate the Committee’s performance.

II. Composition

The Committee shall consist of no fewer than three members. Each member of the Committee shall meet the applicable independence, experience and financial literacy requirements of the New York Stock Exchange (the “NYSE”) (including NYSE Rule 303A.07), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. At least one member of the Committee shall have accounting or related financial management expertise, and the Committee shall endeavor to have at least one member who satisfies the definition of “audit committee financial expert” as defined by SEC Regulation S-K, Item 401(h)(2). Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that a member’s simultaneous service does not impair the member’s ability to effectively serve on the Company’s Audit Committee. After the initial appointment of the Committee’s Chairman and members, the members of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Governance Committee at the Board meeting immediately following the annual meeting of Company shareholders. The Board, in selecting the members of the Committee, shall make an affirmative determination that each member satisfies applicable independence criteria, is financially literate, has no impermissible material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the

Company), and otherwise meets the requirements of the NYSE, the Exchange Act and the rules and regulations of the SEC. The Board shall also make an affirmative determination, not less than annually, as to whether or not any or all members of the Committee satisfies the definition of “audit committee financial expert” as defined by SEC Regulation S-K, Item 401(h)(2).

The Chairman of the Committee shall be appointed by the Board. The Chairman shall be responsible for the leadership of the Committee, including calling meetings of the Committee, preparing the agenda for each Committee meeting, presiding over Committee meetings, and reporting to the Board. Any Committee member may be removed by the Board at any time, with or without cause. Each member of the Committee shall serve until a successor has been duly elected and qualified, or until such member’s earlier death, resignation or removal.

III. Committee Meetings and Reports to the Board of Directors

The Committee shall meet at least quarterly, or more frequently as it deems necessary or appropriate to carry out its responsibilities. A majority of the Committee shall constitute a quorum for the transaction of business at any Committee meeting. The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions. The Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of or consultants to the Committee.

The Committee shall maintain, as part of the Company’s permanent records, written minutes of the proceedings and actions of the Committee and shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

The Committee shall report to the Board as requested, periodically and as required by the nature of its duties or activities and shall make recommendations to the Board as the Committee reasonably determines are necessary or appropriate.

IV. Responsibilities and Authority

The Committee shall have the sole authority to appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditors (subject, if applicable, to shareholder ratification), who shall report directly to the Committee. The Committee shall be directly responsible for the appointment, compensation, evaluation and oversight of the work of the independent auditors (including resolution of disagreements between the Company’s management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee shall pre-approve, to the extent required by applicable law, all audit and non-audit services performed for the Company by the independent auditors and the related fees and terms.

The Committee is authorized to conduct any investigation appropriate to fulfilling its responsibilities and has direct and full access to all books, records, facilities and personnel of the Company. The Committee has the authority, to the extent it deems necessary or appropriate in the performance of its duties, to retain and compensate special legal, accounting, or other consultants or experts.

The Company shall provide appropriate funding, as reasonably determined by the Committee, for payment of compensation to the independent auditors for the audit report and to any legal, accounting or other consultants or experts employed by the Committee, and for payment of the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

In carrying out its purposes, the Committee shall have and may exercise all the powers and authority of the Board to the extent permitted under Section 14-2-825 of the Georgia Business Corporation Code. The Committee

shall have the authority to delegate its authority to an individual member, or a sub-committee of members when appropriate, including the authority to grant pre-approvals of audit and non-audit services. Any decisions of any such individual member or sub-committee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

In addition to the indemnification, exculpation, and similar provisions contained in the Company’s Articles of Incorporation and Bylaws or in statutory and common law, and in addition to applicable insurance, each member of the Committee shall, in the performance of such member’s duties, be fully protected in relying on information, opinions, reports or statements prepared or presented by any of the Company’s officers or employees, or committees of the Board or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence, all to the extent permitted by Section 14-2-830 of the Georgia Business Corporation Code.

In addition to the above, the Committee, to the extent it deems necessary or appropriate, or to the extent required by applicable law or regulation, shall:

Oversight of Financial Statements and Financial Reporting

1.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to distribution or filing of the Company’s Form 10-K. Recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the release of earnings or filing of the Company’s Form 10-Q.

3.	Consider and discuss with management and the independent auditors (i) the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting, including critical accounting policies, practices and judgments, (ii) alternative treatment under generally accepted accounting principles (“GAAP) for material items, and (iii) any significant issues as to the adequacy of the Company’s internal controls and methods to remedy internal control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors pertaining to (i) all critical accounting policies and practices used by the Company; (ii) all alternative accounting treatments of financial information within GAAP related to material items that have been discussed with management, and the ramifications of using such alternative treatments and disclosures, and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

5.	In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls, and discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

6.	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with the independent auditors any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”) relating to the conduct of the audit, including (i) the adoption of or changes to the Company’s significant accounting principles and practices as suggested by the independent auditors, the internal auditors or management; (ii) any difficulties encountered in the course of the audit, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management; (iii) management or internal control letters provided by the independent auditors and the Company’s response to that letter, and (iv) the responsibilities, staffing and budget of the internal audit function.

8.	Review and discuss with management the type and presentation of information to be included in the Company’s earnings releases, including the use of “pro forma” or “adjusted” and non-GAAP information, as well as financial information and earnings guidance to be provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or instance in which information and guidance is to be provided to analysts or rating agencies.

Oversight of Relationship with Independent Auditors

9.	Have the sole authority to appoint or replace the independent auditors, and be responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

10.	Be responsible for oversight of the independent auditors, which shall report directly to the Audit Committee.

11.	Review the qualifications, independence and performance of the independent auditors, including an evaluation of the adequacy of the independent auditors’ quality controls and whether the provision of permitted non-audit services is compatible with maintaining the auditors’ independence.

12.	On an annual basis, obtain and review a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors; (iii) any steps taken to deal with any such issues; (iv) all relationships between the independent auditors and the Company, in order to assess the independent auditors’ independence, and (v) all SEC, Public Company Accounting Oversight Board (“PCAOB”) and AICPA inspections, compliance or enforcement actions with respect to the independent auditors.

13.	Review and evaluate the lead audit partner having primary responsibility for the audit and establish a policy providing for the rotation of the audit partner in compliance with applicable law and NYSE requirements.

14.	Recommend to the Board policies with respect to the employment by the Company of current and former employees of the independent auditors who have participated in the audit of the Company.

15.	Prior to the audit, review the independent auditors’ audit plan and discuss the planned scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

Oversight of the Company’s Internal Audit Function

16.	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department and discuss with the Company’s independent auditors and management, as needed.

17.	Review the appointment, performance, and replacement of the Company’s internal auditing executives.

18.	Review significant reports prepared by the internal audit department, together with management’s responses and follow-up to these reports.

Compliance Oversight

19.	Periodically review the requirements the Company must meet in order to be taxed as a real estate investment trust (“REIT”), and any policies and procedures implemented by the internal auditors or the independent auditors to monitor the Company’s compliance with such requirements.

20.	Periodically review the tax effects of certain transactions on the Company and its REIT qualification.

21.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

22.	Review and discuss with management and the independent auditors any correspondence with the Company’s regulators and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

23.	Review all related party transactions for potential conflicts of interests and approve those not already approved by the Board.

24.	Obtain assurance from the independent auditors that Section 10A(b) of the Exchange Act relating to the discovery by the independent auditors of possible illegal acts has not been implicated.

25.	Review periodically the Company’s compliance with legal and regulatory requirements and compliance with the Company’s Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers.

Oversight of Risk Management

26.	Review and discuss Company policies, guidelines and processes with respect to risk assessment and risk management and make recommendations to management with respect to risk tolerances and limits, including the allowances for loan losses and contingency losses, as well as hedges and the use of interest and currency protection instruments, forwards, futures and hedging arrangements. Review the activities and reports of the Company’s Risk Management Committee, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

27.	Review risk management performance and disclosures on a Company-wide basis at least quarterly, and report the results of this review to the Board.

28.	Review and report to the Board on any significant actions by management that are exceptions to Company risk management policies.

In addition, the Committee shall have such authority and responsibility, and shall perform such other activities, as are consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

V. Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, in its oversight capacity, it is not the duty of the Committee to plan or conduct audits or to determine or guarantee that the Company’s accounting practices and financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of Company management and the independent auditors. The Committee shall review compliance with Laws and the Company’s Code of Conduct and Ethics and the Code of Ethics for Senior Financial Officers, shall make appropriate recommendations and shall take action within the scope of its authority, but the Committee is not responsible for violations of Law or the Company’s Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers. The Committee further understands that management is responsible for the operational management of the Company’s interest rate risk, valuation risk and cash flow or liquidity risk policies. The Committee may rely upon the reports of legal counsel, accountants and other experts, as well as members of the Company’s management.

VI. Annual Review and Assessment

On an annual basis, the Committee shall (i) perform an evaluation and assessment of the Committee and its performance in connection with its duties and responsibilities and (ii) review and assess the adequacy of and re-approve this Charter. The Committee shall report the results of such evaluation to the Board and recommend any proposed changes to the Board for approval. The Committee may propose and make changes to this Charter with the approval of a majority of the Committee’s members and upon Board ratification.

Annex B

Categorical Standards for Director Independence

The Corporate Governance Guidelines (the “Guidelines”) of HomeBanc Corp. (the “Company”) provide that the Company shall have at all times a majority of independent directors as defined by the rules and regulations of the New York Stock Exchange. For a director to be deemed “independent,” the Company’s Board of Directors (the “Board”) must affirmatively determine that the director has no material relationship with the Company or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s shareholders.

In making its determination of director independence, the Board shall apply the following standards:

1.	No director shall be deemed “independent” if:

a.	The director is, or has been within the last three years, an employee of the Company or an immediate family member of such director is, or has been within the last three years, an executive officer of the Company.

b.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	(i) The director, or an immediate family member of such director, is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	The director, or an immediate family member of such director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e.	The director a current employee or general partner, or an immediate family member of such director is a current executive officer or general partner of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

f.	In addition to the immediately preceding provision above that applies to property and services generally, the director is, or an immediate family member of such director is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to the Company, any of its affiliates, any executive officer or any affiliate of an executive officer, and which received payments with respect to such services in an amount which, in the preceding twelve months, exceeds $60,000 (but does not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenue).

g.	The director is an executive officer of any tax exempt organization that received contributions in any single fiscal year within the preceding three years which exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

2.	Notwithstanding the foregoing, arm’s-length transactions entered in the normal course of business between the Company and any director (or any immediate family member of such director) which consist solely of first or second mortgage loans on the principal dwelling or owner-occupied second home of such person extended on the same non-preferential, market terms (including fees and charges) offered by the Company to its customers generally, shall not disqualify a director from being deemed independent.

* * * * *

B-1

Annex C

HOMEBANC CORP.

SALES EQUITY INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the HomeBanc Corp. Sales Equity Plan (the “Plan”) is to promote the success, and enhance the value, of HomeBanc Corp. (the “Company”), by linking the personal interests of the Mortgage Bankers employed by the Company (as defined below) to those of Company shareholders and by providing such persons with an incentive for maximizing loan revenue. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Mortgage Bankers, upon whose loan production efforts the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan provides that a portion of participants’ earned commissions will be payable in Shares of Restricted Stock of the Company.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Administrator” means a committee appointed by the Chief Executive Officer (which committee, unless otherwise provided by the Chief Executive Officer, shall consist of the Executive Vice President, Business Development, the Executive Vice President and General Counsel, and the Vice President, Compensation & Benefits).

(b) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Administrator.

(c) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Restricted Stock Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Administrator: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

(d) “Change of Control” means and includes the occurrence of any one of the following:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “Person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 30% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (v) an acquisition directly from the Company, (w) an acquisition by the Company or a Subsidiary of the Company, (x) an acquisition by a Person who is on the Effective Date the beneficial owner, directly or indirectly, of 50% or more of the Company Common Stock or the Company Voting Securities, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 30% or more of the total common stock or 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation Committee of the Board.

(g) “Company” means HomeBanc Corp., a Georgia corporation.

(h) “Continuous Status as a Participant” means the absence of any interruption or termination of service as a Mortgage Banker of the Company or any Affiliate, as applicable. Continuous Status as a Participant shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement.

(i) “Disability” or “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an Affiliate, for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Administrator and may be supported by the advice of a physician competent in the area to which such Disability relates.

(j) “Effective Date” has the meaning assigned such term in Section 3.1.

(k) “Eligible Participant” means a Mortgage Banker employed by HomeBanc Corp or any Affiliate.

(l) “Exchange” means the New York Stock Exchange or any other national securities exchange or, if applicable, the Nasdaq National Market on which the Stock may from time to time be listed or traded.

(m) “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Administrator determines in good faith to be reasonable.

(n) “Grant Date” means, with respect to any Service Period, the day on which Restricted Shares earned for the Service Period are issued, which shall be the first business day following the end of the Service Period. Notwithstanding the foregoing, the Grant Date for the initial Service Period of January 1, 2005 through March 31, 2005 shall be June 1, 2005.

(o) “Mortgage Banker” means a person who serves in the capacity of a mortgage banker employed by the Company or any Affiliate.

(p) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

(q) “Participant” means a person who, as a Mortgage Banker employed by the Company or any Affiliate, who has earned commissions payable in Shares of Restricted Stock under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 7.2 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(r) “Plan” means this Sales Equity Incentive Plan, as amended and restated from time to time.

(s) “Restricted Stock” means Stock earned by a Participant under Article 6 that is subject to certain restrictions and to risk of forfeiture.

(t) “Restricted Stock Certificate” means any written document, in such form as the Administrator prescribes from time to time, setting forth the terms and conditions of Restricted Stock earned under this Plan.

(u) “Service Period” means the period of time as determined by the Administrator during which commissions on loan production earned by Eligible Participants will be payable in Restricted Stock as set forth in Article 6. Until specified otherwise by the Administrator, the Service Periods will be the 3-month periods beginning January 1, April 1, July 1 and October 1 of each year during the term of the Plan, commencing January 1, 2005.

(v) “Shares” means shares of the Company’s Stock.

(w) “Stock” means the $.01 par value common stock of the Company

(x) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(y) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(z) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan was originally adopted by the Company on April 12, 2005. The Plan was approved by the shareholders of the Company on May 25, 2005 and became effective as of that date (the “Effective Date”).

3.2. TERMINATION OF PLAN. The Plan shall terminate on April 12, 2015 which is four (4) years after the date the plan was originally adopted.

ARTICLE 4

ADMINISTRATION

4.1. ADMINISTRATION. The Plan shall be administered by the Administrator. The Committee or the Board may reserve to itself any or all of the authority and responsibility of the Administrator under the Plan for any and all purposes. To the extent the Committee or the Board or has reserved any authority and responsibility or during any time that the Committee or the Board is acting as administrator of the Plan, it shall have all the powers of the Administrator hereunder, and any reference herein to the Administrator (other than in this Section 4.1) shall include the Committee or the Board, as the case may be. To the extent any action of the Committee or the Board under the Plan conflicts with actions taken by the Administrator, the actions of the Committee or the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE ADMINISTRATOR. For purposes of administering the Plan, the Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Administrator may deem appropriate. The Administrator’s interpretation of the Plan, any Restricted Stock earned under the Plan, and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties. Each member of the committee comprising the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3. AUTHORITY OF ADMINISTRATOR. Except as provided below, the Administrator has the power, authority and discretion to:

(a) Designate Participants;

(b) Determine the terms and conditions of any Restricted Stock earned under the Plan, including but not limited to the purchase price and any restrictions or limitations on the Restricted Stock;

(c) Determine whether, to what extent, and under what circumstances Restricted Stock may be canceled, forfeited, or surrendered;

(d) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(e) Make all other decisions and determinations that may be required under the Plan or as the Administrator deems necessary or advisable to administer the Plan;

(f) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Restricted Stock earned by Participants located in such other jurisdictions and to meet the objectives of the Plan.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 8.1, the aggregate number of Shares reserved and available for issuance pursuant to the Plan shall be 1,300,000.

5.2. FORFEITED SHARES. To the extent that Shares of Restricted Stock are forfeited for any reason, any such Shares will again be available for issuance under the Plan.

5.3. SOURCE OF SHARES. Any Restricted Stock earned by Participants under the Plan will be purchased on the open market.

ARTICLE 6

RESTRICTED STOCK

6.1. RESTRICTED STOCK. A portion of each Eligible Participant’s commissions on loan production earned in each Service Period will be payable in Shares of Restricted Stock in accordance with this Article 6. The number of Shares of Restricted Stock earned by a Participant with respect to any Service Period shall be determined by dividing (a) the product of that portion of a Participant’s monthly production volume and the corresponding number of HMB basis points as more fully set forth on Schedule A attached hereto, by (b) the Fair Market Value per Share on the Grant Date, and rounding up to the nearest whole share. Subject to the terms and provisions of this Plan, the Committee may revise Schedule A or otherwise change the formula determining the number of Shares of Restricted Stock earned for future Service Periods during the term of this Plan. Restricted Stock shall be evidenced by a Restricted Stock Certificate.

6.2. RESTRICTIONS. Restricted Stock refers to Shares that are subject to the restrictions imposed under this Section 6.2, which restrictions have not then expired or terminated. Restricted Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. All Shares of Restricted Stock which are issued in a calendar year shall vest (become non-forfeitable) as to 25% of such Shares on December 31 of the year in which they are granted, and 25% of such Shares on December 31 of the next three years, provided that the Participant’s Continuous Status as a Participant has not been interrupted during such time, and subject to the acceleration provisions of Article 7. For example, Shares Restricted Stock that are earned during the fourth quarter of a 2005 (for which the Grant Date will be the first business day of the first quarter of 2006), and Shares of Restricted Stock that are earned during the first, second and third quarters of 2006, will vest as to 25% of such Shares on December 31, 2006, 2007, 2008 and 2009.

6.3. FORFEITURE. Except as otherwise determined by the Administrator at the time of the grant of Restricted Stock or thereafter, and subject to the acceleration provisions under Article 7, upon termination of the holder’s Continuous Status as a Participant during the applicable restriction period, his or her Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company for no consideration.

6.4. DELIVERY OF SHARES. Shares of Restricted Stock shall be registered in the name of the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Administrator, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 7

PROVISIONS APPLICABLE TO RESTRICTED STOCK

7.1. LIMITS ON TRANSFER. No right or interest of a Participant in any unvested Restricted Stock may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unvested Restricted Stock shall be assignable or transferable by a Participant.

7.2. BENEFICIARIES. Notwithstanding Section 7.1, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Restricted Stock upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan applicable to the Participant, and to any additional restrictions deemed necessary or appropriate by the Administrator. If no beneficiary has been designated or survives the Participant, payment of vested shares shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator.

7.3. COMPLIANCE WITH LAWS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.

7.4. ACCELERATION UPON DEATH OR DISABILITY. Upon the Participant’s death or Disability during his or her Continuous Status as a Participant, all restrictions on his or her outstanding Restricted Stock shall lapse.

7.5. ACCELERATION UPON A CHANGE IN CONTROL. Except as otherwise provided in the Restricted Stock Certificate, if a Participant’s employment is terminated by the Company without Cause within two years after the effective date of a Change in Control, then all vesting restrictions on his or her outstanding Restricted Stock shall lapse.

7.6. ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 7.4 or 7.5 above, the Administrator may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a part of the restrictions on all or a portion of a Participant’s outstanding Restricted Stock shall lapse, in each case, as of such date as the Administrator may, in its sole discretion, declare. The Administrator may discriminate among Participants in exercising its discretion pursuant to this Section

7.7. TERMINATION OF SERVICE. Whether military, government or other service or other leave of absence shall constitute a termination of service shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Administrator as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate.

ARTICLE 8

CHANGES IN CAPITAL STRUCTURE

8.1. GENERAL. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee may adjust Restricted Stock to preserve its benefits or potential benefits. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Restricted Stock; or (iii) any other adjustments that the Committee determines to be equitable. In addition, upon the occurrence or in anticipation of such an event, the Committee may, in its sole discretion, provide that (i) Restricted Stock will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (ii) that outstanding Restricted Stock may be settled by payment in cash or cash equivalents equal to the Fair Market Value of the Restricted Stock, as of a specified date associated with the transaction, (iii) that Restricted Stock will become immediately vested and deliverable, or (iv) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately and outstanding Restricted Stock shall automatically be adjusted proportionately.

ARTICLE 9

AMENDMENT, MODIFICATION AND TERMINATION

9.1. AMENDMENT, MODIFICATION AND TERMINATION. The Committee or the Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Committee or the Board, (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards available under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (iv) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided further, that the Committee or the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

ARTICLE 10

GENERAL PROVISIONS

10.1. NON-UNIFORM DETERMINATIONS. Neither the Company, its Affiliates nor the Administrator is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Administrator selectively among Eligible Participants who earn, or are eligible to earn, Restricted Stock hereunder (whether or not such Eligible Participants are similarly situated).

10.2. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any lapse of restriction or other taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Administrator may, at the time Shares vest, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Restricted Stock a number of whole Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Administrator establishes.

10.3. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Restricted Stock vesting period or otherwise.

10.4. INDEMNIFICATION. To the extent allowable under applicable law, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense (including, but not limited to, attorneys fees) that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

10.5. RELATIONSHIP TO OTHER BENEFITS. No Restricted Stock earned under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

10.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company or its Affiliates.

10.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

10.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

10.9. FRACTIONAL SHARES. No fractional Shares shall be issued. Fractional shares shall be paid in cash at the time of vesting.

10.10. GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Administrator shall determine that the registration, listing or qualification of any Shares upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of such shares or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such a issuance unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Administrator. Any Participant receiving or purchasing Shares pursuant to the Plan shall make such representations and agreements and furnish such information as the

Administrator may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Administrator’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

10.11. GOVERNING LAW. To the extent not governed by federal law, the Plan and all shares issued under the Plan shall be construed in accordance with and governed by the laws of the State of Georgia.

10.12. NO LIMITATIONS ON RIGHTS OF COMPANY. The terms of any Restricted Stock shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Administrator so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of Restricted Stock earned by such Participant and specified by the Administrator pursuant to the provisions of the Plan.

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The foregoing is hereby acknowledged as being the HomeBanc Corp. Sales Equity Incentive Plan as adopted by the Board on April 12, 2005 and submitted to the shareholders for approval on May 25, 2005.

HOMEBANC CORP.

By:
Its:	General Counsel

HOMEBANC CORP.—Proxy Solicited on Behalf of the Board of Directors

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS—May 25, 2005

The undersigned hereby appoints Patrick S. Flood, Kevin D. Race and Charles W. McGuire, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of common stock of HomeBanc Corp. which the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Shareholders to be held Wednesday, May 25, 2005, 10:00 a.m. local time, at the Ballroom, Villa Christina, 4004 Summit Boulevard, Atlanta, Georgia 30319, and at any adjournments thereof, upon the matters described in the accompanying Notice of 2005 Annual Meeting of Shareholders and Proxy Statement dated April 22, 2005 and upon any other business that may properly come before the meeting or any adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows, and otherwise in their discretion upon all other matters that may properly come before the meeting or any adjournments thereof.

1. Election of Directors:	FOR all nominees listed below (except as indicated to the contrary*)	☐
	WITHHOLD AUTHORITY to vote for all nominees listed below	☐

* INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Patrick S. Flood	Warren Y. Jobe
Kevin D. Race	Joel K. Manby
Glenn T. Austin, Jr.	Bonnie L. Phipps
Lawrence W. Hamilton

2. To approve and adopt the HomeBanc Corp. Sales Equity Incentive Plan.

☐     For    ☐    Against    ☐     Abstain

Continued on other side

Continued from other side

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR” the above nominees and “FOR” the proposal.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of 2005 Annual Meeting of Shareholders and Proxy Statement dated April 22, 2005.

Dated:
Signed:
Signed:
Signature of Shareholder(s)

Please date this proxy and sign exactly as your name(s) appears on this proxy card. If common stock is held jointly, each owner must sign. When signing as attorney or in a fiduciary capacity, please give full title. A corporation must sign in full corporate name by an authorized officer. A partnership must sign in the partnership name by an authorized person.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may revoke the proxy and vote the shares in person.